Exhibit 10.3
EMPLOYMENT AGREEMENT
(MICHAEL GROSS)
This EMPLOYMENT AGREEMENT (this “Agreement”), dated on March 20, 2011, between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and Michael Gross (the “Executive”) shall become effective as of March 20, 2011 (the “Effective Date”).
1. Employment Period
The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”), subject to the provisions for early termination or extension as hereinafter provided. The Company (but not the Executive) will have the right to offer (the “Extension Offer”) to extend the Employment Period by six (6) months (the “Extension Period”) by giving notice to Executive of such offer no less than seventy-five (75) days prior to the end of the initial Employment Period. During any Extension Period, the Executive shall receive compensation on substantially the same terms as being provided at the end of the initial Employment Period and will receive a cash bonus, payable on the last day of the Extension Period, in an amount equal to one-half of the Annual Bonus paid to the Executive with respect to the 2013 fiscal year. In the event that the parties hereafter agree to extend Executive’s employment beyond the end of the Extension Period the amount of the pro-rated cash bonuses paid by the Company with respect to the Extension Period and the period from January 1, 2014 to the third anniversary of the Effective Date will be taken into account and be credited against any cash bonus that may become payable to Executive for fiscal 2014. The Executive shall have the right to accept or reject the Extension Offer; if the Executive rejects the Extension Offer and terminates employment, such termination will be deemed to be a termination due to non-renewal of the Agreement by the Company for purposes of Section 4(d) below and shall not be considered a termination under Section 4(c) below.
2. Terms of Employment
(a) Position and Duties
(i) During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company with the customary and usual authority, duties and responsibilities attendant to such position and any other duties that may reasonably be assigned by the Company’s Board of Directors (the “Board”) (taking into consideration that the Company has an Executive Chairman and Chief Operating Officer), and subject to such policies and procedures for coordinating and consulting with the Executive Chairman consistent with the foregoing as the Board, after consultation with the Executive, may adopt, from time to time. It is understood that a portion of the Executive’s duties and responsibilities contemplated above shall be provided to Morgans Group LLC (the “Operating Company”). The Executive shall report to the Board.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of the Executive’s business time, attention and energies to the performance of the duties so that Executive can perform the duties contemplated by Section 2(a)(i), and to perform such duties faithfully, diligently and to the best of the Executive’s abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company’s executives. Notwithstanding the above, Executive shall be entitled to attend to personal and family affairs and investments, be involved in not for profit, charitable and professional activities and, with the Board’s prior consent, serve on boards of other organizations, provided that all of the foregoing does not, in the aggregate, materially interfere with Executive’s responsibilities hereunder.
(iii) During the Employment Period, (i) the Executive agrees to continue to serve as a director of the Company; and (ii) the Company agrees that the Executive shall be nominated for election as a director of the Company at each annual meeting of the Company’s stockholders or other meeting of the Company’s stockholders at which directors are elected and be nominated as a member of the investment committee of the Board of Directors. Any failure by the Board to nominate the Executive for election as a director of the Company in accordance with clause (ii) above or failure to be elected to the Board or to the investment committee shall constitute Good Reason for the Executive to terminate his employment in accordance with Section 3(c) of this Agreement.
(b) Compensation
(i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) equal to $750,000 (payable semi-monthly), which shall be subject to annual performance reviews and may be increased at the good faith discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”) in accordance with standard practices of the Company. The term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased. Annual Base Salary shall not be less than $750,000 without the prior written consent of the Executive.
(ii) Annual Bonus. The Executive will be eligible for an annual cash bonus for each of the Company’s 2011, 2012, and 2013 fiscal years (“Annual Bonus”) with a target payout of 100% of Annual Base Salary. The target payout for the 2011 Annual Bonus shall be pro rated, based on the number of days in the fiscal year from and including the Effective Date to and including December 31, 2011, 50% of which shall be guaranteed. The remaining 50% of the 2011 Annual Bonus shall depend on the following performance metrics: 40% on EBITDA and 10% on the RevPAR Index, both as established by the Compensation Committee of the Board of Directors. For 2012 and 2013, the Annual Bonus will range from 50% up to 150% of target. The actual Annual Bonus for each fiscal year shall be determined in good faith after consultation with the Executive by the Compensation Committee based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Compensation Committee. The Executive’s Annual Bonus will be paid no later than seventy-five (75) days after the end of the applicable bonus period (or, if earlier, as provided in Section 4 below). Except as provided in Section 4 of this Agreement, Employee must be employed by the Company on the date bonuses are paid to Company employees in order to be entitled to receive a bonus. To the extent the Annual Bonus exceeds 100% of Annual Base Salary, the Compensation Committee may in its discretion, and subject to applicable law, cause the Company to pay such excess in the form of fully vested equity compensation awards under one of Company’s equity compensation plans (which award may be subject to other conditions that the Compensation Committee may determine).

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(iii) Stock Option Award. On the Effective Date, the Company shall grant to the Executive a non-qualified option to purchase 300,000 shares of the Company’s common stock (the “Stock Option”) under the Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan (the “Incentive Plan”). Except as otherwise provided in Section 4 upon certain events of termination, subject to the Executive’s continued employment with the Company, the Stock Option shall vest and become exercisable with respect to 33-1/3% of the shares subject thereto on each of the first, second, and third anniversaries of the Effective Date. Consistent with the foregoing, the terms and conditions of the Stock Option shall be set forth in an award agreement (the “Stock Option Agreement”) in the form attached as Exhibit A hereto, to be entered into by the Company and the Executive concurrently herewith and which shall evidence the grant of the Stock Option. The Company shall determine whether future awards will be awarded to the Executive in its sole good faith discretion.
(iv) Equity Award. On the Effective Date, the Company shall grant to the Executive 125,000 long term incentive units (the “LTIP Units”) under the Incentive Plan. Except as otherwise provided in Section 4 upon certain events of termination, subject to the Executive’s continued employment with the Company, the LTIP Units shall vest with respect to 33-1/3% of the LTIP Units subject thereto on each of the first, second, and third anniversaries of the Effective Date. Consistent with the foregoing, the terms and conditions of such award shall be set forth in an award agreement (the “LTIP Agreement”) in the form attached as Exhibit B hereto, to be entered into by the Company and the Executive and which shall evidence the grant of such award.
(v) Outperformance Award. On the Effective Date, the Company shall grant to the Executive a performance incentive award entitling the Executive to 35% of the “Total Outperformance Pool,” as such term is defined in the Outperformance Award Agreement attached as Exhibit C hereto, subject to the terms and conditions of such award agreement.
(vi) Additional Performance Incentive Award. On the Effective Date, the Company shall grant to the Executive an additional performance incentive award entitling the Executive to 35% of the “Promoted Interest Pool,” as such term is defined in the Promoted Interest Pool Award Agreement attached as Exhibit D hereto, subject to the terms and conditions of such award agreement.

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(c) Benefits
(i) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits and perquisites on a basis no less favorable than that provided to other senior executives of the Company.
(ii) Vacations. The Executive shall be eligible for up to five weeks of annual vacation to be accrued in accordance with the Company’s policy for its other senior executives.
3. Termination of Employment
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Executive becomes Disabled during the Employment Period, the Company upon such event shall give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” or becoming “Disabled” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless the Executive has commenced and is diligently pursuing steps to correct the circumstances constituting Cause (in those instances where such circumstances can be corrected) within fifteen (15) business days after receipt of the Notice of Termination and cures such circumstances in all material respects within forty-five (45) business days after receipt of the Notice of Termination (as defined below):
(i)	the Executive’s willful and continued failure to substantially perform his duties with the Company as contemplated by Section 2(a)(i) (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure after his issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;
(ii)	a material breach by the Executive of his obligations under this Agreement resulting in substantial economic or financial injury to the Company;
(iii)	the Executive’s willful commission of an act of fraud, theft or dishonesty resulting in substantial economic or financial injury to the Company;
(iv)	the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony; or
(v)	the Executive willfully engages in misconduct that is materially injurious to the Company.

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For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission that was directed or authorized by the Board, or approved, consented to, or acquiesced to by the Board, or based on advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by at least 66 2/3% of the Board (excluding the Executive and the Executive Chairman, to the extent either of them are members of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct giving rise to Cause for termination, and specifying the particulars thereof in detail.
(c) Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the written consent of the Executive:
(i) any change in the Executive’s title or the assignment to the Executive of duties materially inconsistent with the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 2(a)(i), or any other action by the Company which results in a material diminution or material adverse change in the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities, other than (x) insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company within fifteen (15) business days after receipt of notice thereof given by the Executive, or (y) other than allocations of or changes in duties and responsibilities between the Executive and the Executive Chairman;
(ii) any material failure by the Company to comply with any of the provisions of this Agreement or any Related Agreement (as defined below), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii) any failure by the Company to comply with and satisfy Section 10(c);
(iv) any failure by the Board to nominate the Executive for election as a director of the Company in accordance with Section 2(a)(iii), or any failure of the Executive to be elected by the Company’s shareholders to be a member of the Board or to be elected by the Board as a member of investment committee of the Company; or
(v) any requirement that the Executive’s principal place of employment be at a location more than 50 miles from his principal place of employment on the date of this Agreement, resulting in a material increase in distance from the Executive’s residence to his new place of employment;

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provided that the Executive’s resignation shall only constitute a resignation for Good Reason hereunder if (x) the Executive provides the Company with a Notice of Termination (as defined below) within 90 days after the initial existence of the facts or circumstances constituting Good Reason, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of the Notice of Termination, and (z) subject to the last sentence of Section 4(e), the Date of Termination (as defined below) occurs no later than 120 days after the initial occurrence of the facts or circumstances constituting Good Reason.
(d) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 30 days after receipt of the Notice of Termination (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period), (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be and (iv) if the Executive’s employment is terminated due to the non-renewal of the Agreement at the end of the Employment Period, the Date of Termination shall be the last day of the Employment Period. Notwithstanding the foregoing, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).
(f) No Resignation from Board upon Termination. Upon the termination of the Executive’s employment for any reason (other than for Cause), the Executive shall have no obligation whatsoever to resign from the Board. A termination of the Executive’s employment shall mean a termination of services of both the Company and the Operating Company.

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4. Obligations of the Company upon Termination
(a) Other Than for Cause or For Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates his employment for Good Reason (each, a “Qualifying Termination”):
(i) The Company shall pay to the Executive an amount in a single lump sum within 10 days after the end of the revocation period for the Release Agreement provided in Section 4(e) below (provided, however, that the amounts payable pursuant to subparagraph (C) below, if any, will be paid at the same time the bonuses for the year in which the Date of Termination occurs are paid), equal to the sum of —
(A) an amount equal to the Executive’s Annual Base Salary (at the rate then being paid to Executive) accruing through the Date of Termination to the extent theretofore unpaid (the “Accrued Base Salary”) plus
(B) the amount of any Annual Bonus that, had he remained employed, would otherwise have been paid to the Executive pursuant to Section 2 (b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Prior Year Bonus”), plus
(C) (without duplication of the amount in clause (B)) a pro rata portion of the Annual Bonus for the partial fiscal year in which the Date of Termination occurs in an amount equal to the product of (A) the Annual Bonus calculated as of the Date of Termination based on the extent to which the financial performance targets applicable to such Annual Bonus (pro rated based on the number of days in such fiscal year through the Date of Termination) are actually achieved for the year, and (B) a fraction, the numerator of which is the number of days in the year of termination through the Date of Termination and the denominator of which is 365 (the “Pro-Rated Annual Bonus”) plus
(D) an amount equal to two (2) times Annual Base Salary.
(ii) During the period commencing on the Date of Termination and ending on the date 18 months after the Date of Termination (the “COBRA Period”), provided that the Executive properly elects to receive group health insurance continuation coverage under Section 4980B of the Code and the regulations thereunder (“COBRA”), the Company shall pay directly or reimburse the Executive for premiums for such coverage ; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(ii) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

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All Company equity awards and other performance incentive awards, other than awards provided pursuant to Sections 2(b)(v) and (vi), (which shall vest as set forth in the applicable award agreement), shall fully vest on the Date of Termination to the extent not vested. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted. Notwithstanding this Section 4(a), in the event that the Executive is terminated other than for Cause or the Executive terminates employment for Good Reason following a Transactional Change in Control (as defined in the Outperformance Award Agreement) and where the Common Share Price (as defined in the Outperformance Award Agreement) does not represent at least 4.5% compound annual growth rate since the Effective Date, the amount payable by the Company pursuant to Section 4(a)(i)(D) shall equal one (1) times the Annual Base Salary.
(b) Death; Disability. If, during the Employment Period, the Executive’s employment shall terminate on account of death (other than via death after delivery of a valid Notice of Termination for Good Reason or without Cause) or Disability, the Company shall have no further obligations to the Executive other than to pay to or provide the Executive (or his estate) the following:
(i) The Company shall pay to or provide the Executive (or his estate) the following within 10 business days after the Executive’s death or the date on which the Executive becomes Disabled: (A) the Accrued Base Salary through the Date of Termination to the extent theretofore unpaid, (B) the Prior Year Bonus to the extent theretofore unpaid, (C) the Pro Rated Annual Bonus (if any), and (D) an amount equal to one times Annual Base Salary;
(ii) During the 12 month period following the Date of Termination, provided that the Executive’s estate or beneficiaries or the Executive, as applicable, properly elects to receive group health insurance continuation coverage under COBRA, the Company shall pay directly or reimburse the Executive’s estate or beneficiaries or the Executive, as applicable, for premiums for such coverage; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(b)(ii) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the 12 month period following the Date of Termination (or the remaining portion thereof);

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All Company equity awards and other performance incentive awards, other than awards provided pursuant to Sections 2(b)(v) and (vi) (which shall vest as set forth in the applicable award agreement) shall fully vest on the Date of Termination to the extent not vested. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted.
(c) For Cause; Other than For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment without Good Reason (including the failure by the Executive to renew the Agreement at the end of the Employment Period after the Company offers to do so no less than seventy-five (75) days prior to the end of the Employment Period, as it may be extended pursuant to an employment agreement with at least a three year term, aggregate cash and equity- and performance-based compensation at least as favorable as the same provided for hereunder and otherwise on terms no less favorable to Executive as those set forth herein (any such non-renewal, an “Executive Non-Renewal”) the Company shall pay to or provide the Executive (or his estate) the following within 10 business days after the Date of Termination: (A) the Accrued Base Salary through the Date of Termination to the extent theretofore unpaid and (B) in the event of an Executive Non-Renewal, the Prior Year Bonus to the extent theretofore unpaid. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable (i) in the event of an Executive Non-Renewal, until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted, or (ii) in the event of the termination of Executive’s employment for Cause or without Good Reason (other than an Executive Non-Renewal), within ninety (90) days after the Date of Termination.
(d) Expiration of Employment Period due to the Company’s Non-renewal of the Agreement. If the Executive’s employment with the Company terminates by reason of the expiration of the Employment Period other than due to an Executive Non-Renewal, the Company shall pay to or provide the Executive the following within 10 business days after the Date of Termination:
(i) the Accrued Base Salary through the Date of Termination to the extent theretofore unpaid;
(ii) the Prior Year Bonus to the extent theretofore unpaid;
(iii) Subject to execution of the Release Agreement provided in Section 4(e) below, the Company shall pay to the Executive an amount equal to one (1) times the Annual Base Salary in a single lump sum within 10 days after the end of the revocation period for the Release Agreement; and

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(iv) During the 12 month period following the Date of Termination, provided that the Executive’s estate or beneficiaries or the Executive, as applicable, properly elects to receive group health insurance continuation coverage under COBRA, the Company shall pay directly or reimburse the Executive’s estate or beneficiaries or the Executive, as applicable, for premiums for such coverage; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(d)(iv) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the 12 month period following the Date of Termination (or the remaining portion thereof).
All Company equity awards and other performance incentive awards, other than awards provided pursuant to Sections 2(b)(v) and (vi) (which shall vest as set forth in the applicable award agreement) shall fully vest on the Date of Termination to the extent not vested. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted.
(e) Release Agreement. The Company shall not be required to make the payments and provide the benefits specified in this Section 4 (other than the payment of any Accrued Base Salary) unless the Executive (or his estate, as applicable) executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) in the form attached hereto as Exhibit E (the “Release Agreement”) within thirty (30) days after the Date of Termination and the period for revocation of such Release Agreement shall have lapsed, which Release Agreement shall also provide that the Company shall release the Executive from all liability; provided, that in all events, subject to Executive’s execution and delivery of the Release Agreement, the payments and benefits specified in this Section 4 will be made or provided before March 15 following the end of Executive’s first taxable year in which his right to such payment is no longer subject to a substantial risk of forfeiture.
5. Application of Section 409A
(a) If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to, where applicable, (i) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to the Executive.

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(b) Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B), (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii), and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1), as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5(b), would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(2)(B)(i), then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after the Executive’s termination date, (2) the Executive’s death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i), the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.
(c) To the extent that the provision of health insurance following the Date of Termination is so delayed, the Executive shall be entitled to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) during such period of delay, and the Company shall reimburse the Executive for any Company portions of such COBRA Coverage in the seventh month following the Date of Termination.
(d) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
(e) Any provisions of this Agreement or any other compensation plan notwithstanding, the Company shall have no right to accelerate any such payment hereunder or thereunder except to the extent permitted under Section 409A.
(f) For purposes of Section 409A, each payment made after termination of employment, including COBRA continuation reimbursement payments, will be considered one of a series of separate payments.

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(g) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(h) Any amount that Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation will be reimbursed to Executive as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided that Executive shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.
(i) The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A.
6. Parachute Payment Limitations
Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company or any of the Company’s affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 6 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any of the Company’s affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of the Company’s affiliates under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that

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would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Section 409A, in order to comply with Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments; (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.
7. Non-Competition; Non-Solicitation; Confidential Information; Standstill
(a) Non-Competition. Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character. In consideration of his employment hereunder, Executive agrees that, during the term of Executive’s employment with the Company and for a six-month period after the date the Executive’s employment is terminated for any reason, provided in connection with a termination of employment pursuant to Sections 4(a) or (d), the Company is not in material breach in the performance of its obligations to the Executive pursuant to those Sections, the Executive shall not directly or indirectly (without the prior written consent of the Company) engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner, other investor or otherwise (other than a passive investment of not more than two and one-half percent (2.5%) of the stock, equity or other ownership interest of any corporation, partnership or other entity) in any business entity primarily engaged, directly or indirectly through subsidiaries, and the Executive shall not be personally engaged, directly or indirectly, in the business of hotel management within the United States of America or Western Europe. The Executive shall not pursue any prospects listed on a deal pipeline list prepared by the Company and the Executive for a one-year period following the Date of Termination. Notwithstanding the foregoing, the Executive’s ownership of any equity interest in any business or entity in which he holds an equity interest as of the date hereof, shall be considered a violation of this Section 7(a).
(b) Non-Solicitation. During the term of his employment with the Company pursuant to this Agreement and for a one-year period after the Executive’s employment is terminated pursuant to this Agreement for any reason, provided the Company is not in material breach in the performance of its obligations to the Executive as of the Date of Termination and is performing all of its obligations under Section 4 of this Agreement upon and following the Date of Termination, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company), solicit, induce, or encourage any employee, consultant or agent of the Company or any of its subsidiaries to terminate their employment, agency, or other such business relationship with the Company and its subsidiaries or to cease to render services to the Company and its subsidiaries and the Executive shall not initiate discussions with any such

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person for any such purpose or authorize or knowingly cooperate with or encourage the taking of any such actions by any other individual or entity; provided, however, that this paragraph shall not preclude the hiring or retention of any such person by any other individual or entity who (i) responds to a general employment advertisement by newspaper or similar advertisement, or (ii) is referred to another individual or entity by an employment agency or other similar entity, provided that Executive did not identify the person or the Company as a potential source of employees to such agency or similar entity. During the term of Executive’s employment pursuant to this Agreement and for a six (6) month period after the Executive’s employment is terminated pursuant to this Agreement for any reason, provided the Company is not in material breach in the performance of its obligations to the Executive as of the Date of Termination and is performing all of its obligations under Section 4 of this Agreement upon and following the Date of Termination, the Executive shall not, in any manner (without the prior written consent of the Company), solicit, induce or encourage any customer, vendor, or other party doing business with the Company to terminate their business relationship with the Company and its subsidiaries or to transfer their business from the Company or any of its subsidiaries, and the Executive shall not initiate discussions with any such person for any such purpose or authorize or knowingly cooperate with or encourage the taking of any such actions by any other individual or entity.
(c) Treatment of Confidential Information. As a Company executive, Executive will acquire Confidential Information (as defined below) in the course of Executive’s employment. Executive agrees that, in consideration of employment with the Company, Executive will treat such Confidential Information as strictly confidential. Executive will not, directly or indirectly, at any time during employment with the Company or any time thereafter, and without regard to when or for what reason, if any, such employment shall terminate, use or cause to be used any such Confidential Information, in connection with any activity or business except in the normal course of performing his designated duties for the Company. Executive shall not disclose or cause to be disclosed any such Confidential Information to any third parties unless such disclosure is in accordance with the disclosure policies adopted by the Board or has been authorized in writing by the Board or except as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law). For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary information, knowledge or data concerning the Company and its subsidiary companies’ businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public or is, at the time in question, in the public domain other than as a result of a disclosure by Executive not permitted hereunder, (ii) was available to Executive on a non-confidential basis prior to the date of this Agreement, or (iii) becomes available to Executive from a source other than the Company, its agents or representatives (or former agents or representatives).

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(d) Standstill. During the term of his employment and for a period of six months after the date the Executive’s employment is terminated, Executive shall not, directly or indirectly or in concert with any other person, engage in any of the following:
(i)	purchase, offer to purchase, or agree to purchase or otherwise acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner (including rights or options to acquire such ownership), (x) beneficial ownership of any common stock of the Company (“Common Stock”), or securities convertible into or exchangeable for Common Stock of the Company, that would result in the Executive, the Executive’s affiliates, and the members of any “group” of persons with which the Executive or his affiliates are acting in concert beneficially owning, in the aggregate (taking into account shares of Common Stock issuable upon conversion or exchange of any securities held by such the Executive and such other persons), more than 14.9% of the voting power of the outstanding Common Stock, or (y) material beneficial ownership of any debt obligations on hotel properties owned by the Company or any of its consolidated subsidiaries or any material assets owned by the Company or any of its consolidated subsidiaries;
(ii)	seek or propose to influence, advise, change or control the management, Board, governing instruments or policies or affairs of the Company or any of its affiliates, including, without limitation, by means of a solicitation of proxies or seeking to influence, advise or direct the vote of any holder of voting securities of the Company; or
(iii)	be employed by any person that, directly or through its affiliates, engages in any of the foregoing.
Exercise of options, conversion of LTIP Units, vesting and delivery of shares of Common Stock pursuant to equity or other awards, plans and arrangements and any other Common Stock received or otherwise acquired by the Executive in connection with or as a result of the Executive’s employment with the Company or service on its Board are not prohibited by this Section 7(d). In addition, if persons with whom the Executive has in no way participated, assisted or cooperated with have taken actions that would be prohibited by Sections 7(d) above such that the Company would be considered to be in “play” through no act of the Executive, the Executive will no longer be subject to the limitations of Sections 7(d).
(e) Survival. Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing effectiveness of this Section 7, Section 4, 5, 6 and Section 8 or any other provision hereof that by the nature of its terms is contemplated to survive any such termination.
(f) Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

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(g) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 2, 4 or 6 would not have been promised in the absence of the Executive’s promises under this Section 7.
8. Indemnification
(a) If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as defined below) by reason of the fact that he is or was a director, officer, executive, agent, manager, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder, as a director, officer, member, executive, agent, manager, trustee, consultant or representative of another person or entity, or if any Claim (as defined below) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 8, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, executive, agent, manager, trustee, consultant or representative of the Company or other person or entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and other charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 8, any such advancement to be made within 15 days after he gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information and “Proceeding” shall include, without limitation, any actual, threatened, or reasonably anticipated, action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.
(b) A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Period and thereafter until the later of (x) the sixth anniversary of the date on which the Executive’s employment with the Company terminates and (y) the date on which all claims against the Executive that would otherwise be covered by the policy (or policies) would become fully time barred, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

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9. Other Matters
(a) The Executive represents and warrants that, as of the Effective Date, the only direct or indirect investment or other economic relationships between Executive, on the one hand, and Ronald W. Burkle, Yucaipa American Alliance Fund II. L.P., or any of their respective affiliates, on the other hand regarding the Company and its subsidiaries consists of a passive investment in a fund over which Executive has no direct or indirect control or authority. During the Employment Period, Executive shall not, directly or indirectly, make or own any investment in or engage in any economic relationship with any of Ronald W. Burkle, Yucaipa American Alliance Fund II. L.P., or any of their respective affiliates other than the investments, including the investment referred to in the preceding sentence, owned by Executive as of the Effective Date.
(b) During the Employment Period, the Executive shall recuse himself from all matters, involving the Company or any of its subsidiaries, on the one hand, and any of Ronald W. Burkle, Yucaipa American Alliance Fund II. L.P., or any of their respective affiliates, on the other hand, including any consideration or voting with respect to such matters by the Board.
10. Successors
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described in Section 10(c) below.
(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.
11. Disputes
(a) Mandatory Arbitration. Subject to the provisions of this Section 11, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 7) or any aspect of the Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Commercial

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Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) notwithstanding any provision of the AAA rules to the contrary, the arbitration shall be heard by a panel of three neutral arbitrators, with each party appointing one arbitrator, who shall jointly appoint a third, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them, (iii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protections will apply, (v) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 12(a) (and the Executive and the Company agree not to request any such amendment or modification) and (vi) a decision must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs. The Executive and the Company agree that, to the extent permitted by law, a decision made by the arbitration panel with respect to any Employment Matter will be conclusive and binding on the Executive and the Company.
(b) Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 11(a). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 11(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 7. The Executive agrees that (i) violating any part of Section 7 would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to seek an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 7, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 7 would be difficult to calculate and that remedies at law would be inadequate.
(c) Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 11(a). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Company (i) acknowledge that the forum stated in this Section 11(c) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(c) in the forum stated in this Section 11(c), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 11(a) and this Section 11(c).
(d) Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

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(e) Costs. The Company will reimburse as incurred any reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any Employment Matter, provided that if the Executive is not the prevailing party on at least one material issue in the Employment Matter, the Executive shall promptly return any such reimbursements. In addition, if the Executive is not the prevailing party on at least one material issue in the Employment Matter, the Executive shall promptly reimburse the Company any reasonable expenses, including reasonable attorney’s fees, the Company has incurred as a result of the Employment Matter, provided that such reimbursement shall not exceed fifty percent (50%) of the expenses, including attorney’s fees, incurred by the Executive.
12. Miscellaneous
(a) Amendment; Waiver. This Agreement may not be amended or modified, or any provision hereof waived, other than by a written agreement executed by the parties hereto or any of their respective successors and assigns.
(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
at the Executive’s primary residential address
as shown on the records of the Company
If to the Company:
Morgans Hotel Group Co.
475 Tenth Avenue
New York, NY 10018
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee provided that any notice made by hand delivery shall be deemed to have been received on the date it is actually delivered, any notice made by overnight courier shall be deemed to have been received on the date after such notice was so sent and any notice made by registered or certified mail, return receipt shall be deemed to have been received on the date that is five (5) business days after such notice was so sent.
(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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(e) Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
(f) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason (subject to the proviso at the end of Section 3(c)) or the Company’s right to terminate the Executive for Cause (subject to the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h) Entire Agreement; Conflict. This Agreement, together with the Stock Option Agreement, LTIP Agreement, Outperformance Award Agreement, and Promoted Interest Pool Award Agreement (collectively, the “Related Agreements”), constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, between the parties concerning the subject matter hereof. In the event of any conflict or inconsistency between the provisions of, or definitions contained in, this Agreement, on the one hand, and any Related Agreement or any other agreement or instrument related to the Executive’s employment to which he is subject, on the other hand, the provisions or definitions, as the case may be, the terms of the Related Agreements shall govern (notwithstanding the termination hereof) but this Agreement shall govern if in conflict with any plan document or other document or instrument related thereto (other than a Related Agreement).
(i) Section References. Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.
(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.
SIGNATURES APPEAR ON THE NEXT PAGE.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYER:		EXECUTIVE:

MORGANS HOTEL GROUP CO.

By:	/s/ Jeffrey M. Gault Name: Jeffrey M. Gault	/s/ Michael Gross Michael Gross

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Exhibit A
Stock Option Agreement

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Option No.: _______
MORGANS HOTEL GROUP CO.
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
Morgans Hotel Group Co., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.01 par value, (the “Stock”) to the optionee named below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively the “Agreement”), and in the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”).
Grant Date: March 20, 2011
Name of Optionee: Michael Gross
Optionee’s Employee Identification Number: ____-___-_____
Number of Shares Covered by Option: 300,000
Option Price per Share: $8.87 (At least 100% of Fair Market Value)
Vesting Start Date: March 20, 2011
By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that this Agreement will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Optionee:	/s/ Michael Gross
(Signature)

Company:	/s/ Richard Szymanski
(Signature)
This is not a stock certificate or a negotiable instrument.

MORGANS HOTEL GROUP CO.
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to the Stock under this Agreement vests as to one-third (1/3rd) of the total number of shares of Stock covered by this grant, as shown on the cover sheet, each year on each of the first three one-year anniversaries of the Vesting Start Date. The resulting aggregate number of vested shares will be rounded down to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

Except as otherwise provided in the employment agreement between you and the Company, no additional shares of Stock will vest after your Service has terminated for any reason.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Termination	Except as otherwise provided in the employment agreement between you and the Company, if your Service terminates for any reason, your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (e.g. in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, this option will become 100% vested if it is not assumed, or equivalent options are not substituted for the options, by the Company or its successor. Notwithstanding any other provision in this Agreement but subject to the employment agreement between you and the Company, if assumed or substituted for, the option will expire one year after the date of termination of Service.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company (or any Subsidiary or Affiliate) in any capacity. The Company (and any Subsidiary or Affiliate) reserve the right to terminate your Service at any time and for any reason, subject to the employment agreement between you and the Company.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact David Smail at (212) 277-4100 to request paper copies of these documents.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Exhibit B
LTIP Agreement

LTIP UNIT VESTING AGREEMENT
UNDER THE MORGANS HOTEL GROUP CO.
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

Name of Grantee: Michael Gross	(“Grantee”)
No. of LTIP Units: 125,000
Grant Date: March 20, 2011	(the “Grant Date”)
Final Acceptance Date: March 20, 2011	(the “Final Acceptance Date”)
Pursuant to the Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”) of Morgans Hotel Group Co. (the “Company”) a Delaware corporation, and the Limited Liability Company Agreement (the “LLC Agreement”) of Morgans Group LLC (the “LLC”), a Delaware limited liability company, the LLC hereby grants to the Grantee named above an Other Stock-Based Award (as defined in the Plan, referred to herein as an “Award”) in the form of, and by causing the LLC to issue to the Grantee, the number of LTIP Units (as defined in the LLC Agreement) set forth above (the “Award LTIP Units”) having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein and in the LLC Agreement. Upon the close of business on the Final Acceptance Date, if this LTIP Unit Vesting Agreement (this “Agreement”) is accepted, the Grantee shall receive the number of LTIP Units specified above, subject to the restrictions and conditions set forth herein, in the Plan and in the LLC Agreement. Unless otherwise indicated, capitalized terms used herein but not defined shall have the meanings given to those terms in the Plan.
1. Acceptance of Agreement.
(a) Unless the Grantee is already a Member (as defined in the LLC Agreement), Grantee must sign, as a Member, and deliver to the LLC a counterpart signature page to the LLC Agreement (attached hereto as Exhibit A). Upon signing and delivery of the signature page, to the extent required, the Grantee shall be admitted as a Member of the LLC, as of the Grant Date, with beneficial ownership of the number of LTIP Units specified above, the LLC Agreement shall be amended to reflect the issuance to the Grantee of the Award LTIP Units and the LLC shall deliver to the Grantee a certificate of the Company certifying the number of LTIP Units then issued to the Grantee. Thereupon, the Grantee shall have all the rights of a Member of the LLC with respect to the number of LTIP Units specified above, as set forth in the LLC Agreement, subject, however, to the restrictions and conditions specified herein and in the LLC Agreement.
(b) In order to confirm receipt of this Agreement, Grantee must sign and deliver to the Company a copy of this Agreement.
2. Vesting of LTIP Units.
(a) Except as provided in Sections 2(b) and 2(c) below, the Award LTIP Units shall vest one-third (1/3) each year on each of the first three one-year anniversaries of the Grant Date, (each such date on which Award LTIP Units vest is referred to herein as a “Vesting Date”); provided that upon termination of Grantee’s employment with, cessation of consulting relationship with or cessation of service to the Company and its Subsidiaries for any reason, the LTIP Units that have not yet vested shall, without payment of any consideration by the LLC, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such LTIP Units. In the event Grantee becomes a consultant, advisor or Non-Employee Director, such change in status shall not be deemed a termination of employment or service with the Company at the time of such change in status or thereafter so long as the Grantee continues in one of such positions.

(b) Notwithstanding any other term or provision of this Agreement, if a Corporate Transaction occurs and the LTIP Units subject to this Agreement are not assumed or substituted for any restrictions and conditions on all LTIP Units subject to this Agreement shall be deemed waived by the Company and all LTIP Units granted hereby that have not previously been forfeited shall automatically become fully vested. Notwithstanding any other provision in this Agreement, if assumed or substituted for, but subject to Section 2(c), the award will expire one year after the date of termination.
(c) Other Vesting Terms. Notwithstanding anything to the contrary in this Section 2, to the extent the Grantee is a party to another agreement or arrangement with the Company that provides accelerated vesting of the Award LTIP Units in the event of certain types of employment terminations or any other applicable vesting-related events or provides more favorable vesting provisions than provided for in this Agreement, the more favorable vesting terms of such other agreement or arrangement shall control.
3. Distributions. Distributions on the LTIP Units shall be paid currently to the Grantee in accordance with the terms of the LLC Agreement.
4. Rights with Respect to LTIP Units. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than regular cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Administrator necessitates action by way of adjusting the terms of the Agreement, then and in that event, the Administrator shall take any such action as in its discretion shall be necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Agreement prior to such event, including but not limited to, adjustments in the number of LTIP Units then subject to this Agreement.
5. Legend. The records of the LLC evidencing the Award LTIP Units shall bear an appropriate legend, as determined by the LLC in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein, in the Plan and in the LLC Agreement.

6. Restrictions on Transfer. None of the Award LTIP Units shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), or converted into Membership Units in accordance with the LLC Agreement (a) prior to vesting, or (b) unless such Transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and such Transfer is in accordance with the applicable terms and conditions of the LLC Agreement; provided that, upon the approval of, and subject to the terms and conditions specified by, the Administrator, unvested Award LTIP Units may be Transferred to members of the Grantee’s Immediate Family, which for purposes of this Agreement shall include family limited partnerships and similar entities which are primarily for the benefit of the Grantee and his or her Immediate Family, provided that the transferee agrees in writing with the Company and the LLC to be bound by all of the terms and conditions of this Agreement. In connection with any Transfer of Award LTIP Units, the LLC may require the Grantee to provide an opinion of counsel, satisfactory to the LLC, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award LTIP Units not in accordance with the terms and conditions of this Section 6 shall be null and void, and the LLC shall not reflect on its records any change in record ownership of any LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any LTIP Units. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will, the laws of descent and distribution or the transfer provisions specified above in this Section 6.
7. Incorporation of Plan. The provisions of the Plan are hereby incorporated by reference as if set forth herein. If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, this Agreement shall govern.
8. Investment Representation; Registration. The Grantee hereby makes the covenants, representations and warranties set forth on Exhibit B attached hereto as of the date of acceptance of this Agreement and each Vesting Date. All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement by the Grantee. The Grantee shall immediately notify the LLC upon discovering that any of the representations or warranties set forth on Exhibit B were false when made or have, as a result of changes in circumstances, become false. The LLC will have no obligation to register under the Securities Act any LTIP Units or any other securities issued pursuant to this Agreement or upon conversion or exchange of the LTIP Units.
9. Section 83(b) Election. The Grantee hereby agrees to make an election to include in gross income in the year of transfer the Award LTIP Units pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), substantially in the form attached hereto as Exhibit C and to supply the necessary information in accordance with the regulations promulgated thereunder.
10. Amendment. The Grantee acknowledges that the Plan may be amended or discontinued in accordance with Section 12 thereof and that this Agreement may be amended or canceled by the Administrator of the Plan, on behalf of the LLC, for the purpose of satisfying changes in law or for any other lawful purpose, provided that no such action shall impair the Grantee’s rights under this Agreement without the Grantee’s written consent.

11. Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to the Award LTIP Units, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Administrator regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
12. No Obligation to Continue Employment. Neither the Company, the LLC nor any subsidiary of any of them is obligated by or as a result of the Plan or this Agreement to continue to have the Grantee provide services to it or to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company, the LLC or any subsidiary of any of them to terminate its relationship with the Grantee or the employment of the Grantee at any time, subject to the employment agreement between you and the Company.
13. Notices. Notices hereunder shall be mailed or delivered to the LLC at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the LLC or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
14. Section 409A. Subject to any agreement or arrangement to which the Grantee and the Company are parties to, if any compensation provided by this Agreement may result in the application of Section 409A of the Code (“Section 409A”), the Company shall, in consultation with and at the request of the Grantee, modify the Agreement in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to the Grantee.
15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles. The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any action covered hereby, shall be resolved within the State of New York and the parties hereto consent and submit to the jurisdiction of the federal and state courts located within the City of New York, New York. The parties hereto further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts located within the State of New York.
16. Electronic Signature. All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. The Grantee’s electronic signature is the same as, and shall have the same force and effect as, Grantee’s manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 20th day of March, 2011.

MORGANS HOTEL GROUP CO.

By:	/s/ Jeffrey M. Gault

Name: Jeffrey M. Gault

MORGANS GROUP LLC

By:	Morgans Hotel Group Co., its managing member

	By:	/s/ Jeffrey M. Gault Name: Jeffrey M. Gault

GRANTEE

/s/ Michael Gross

Name: Michael Gross
Address:

EXHIBIT A
FORM OF MEMBER SIGNATURE PAGE
The Grantee, desiring to become one of the within named Members of Morgans Group LLC, hereby accepts all of the terms and conditions of, and becomes a party to, the Limited Liability Company Agreement of Morgans Group LLC (the “LLC Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the LLC Agreement.
Signature Line for Member:

/s/ Michael Gross Name: Michael Gross
Date: 3/20/2011

Address of Member:

EXHIBIT B
GRANTEE’S COVENANTS, REPRESENTATIONS AND WARRANTIES
The Grantee hereby represents, warrants and covenants as follows:
(a) The Grantee has received and had an opportunity to review the following documents (the “Background Documents”):
(i) The Company’s latest Annual Report to Stockholders that has been provided to stockholders after the Company’s initial public offering, if available;
(ii) The Company’s Proxy Statement for its most recent Annual Meeting of Stockholders following the Company’s initial public offering, if available;
(iii) The Company’s Report on Form 10-K for the fiscal year most recently ended following the Company’s initial public offering, if available;
(iv) If any of the documents described in clauses (i) — (iii) above or (v) or (vi) below is not available, the Company’s Registration Statement on Form S-1 registering the Company’s initial public offering of its common stock;
(v) The Company’s Form 10-Q for the most recently ended quarter if one has been filed by the Company with the Securities and Exchange Commission since the filing of the Form 10-K described in clause (iii) above or, if a Form 10-K has not been filed by the Company, since the filing of the Form S-1 described in clause (iv) above;
(vi) Each of the Company’s Current Report(s) on Form 8-K, if any, filed since the later of the end of the fiscal year most recently ended for which a Form 10-K has been filed by the Company or the filing of the Form S-1 described in clause (iv) above;
(vii) The LLC Agreement;
(viii) The Plan; and
(ix) The Company’s Certificate of Incorporation, as amended.
The Grantee also acknowledges that any delivery of the Background Documents and other information relating to the Company and the LLC prior to the determination by the LLC of the suitability of the Grantee as a holder of LTIP Units shall not constitute an offer of LTIP Units until such determination of suitability shall be made.

(b) The Grantee hereby represents and warrants that
(i) The Grantee either (A) is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), or (B) by reason of the business and financial experience of the Grantee, together with the business and financial experience of those persons, if any, retained by the Grantee to represent or advise him, her or it with respect to the grant to him, her or it of LTIP Units, the potential conversion of LTIP Units into common units of the LLC (“Common Units”) and the potential redemption of such Common Units for shares of common stock (“Shares”), has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Grantee (I) is capable of evaluating the merits and risks of an investment in the LLC and potential investment in the Company and of making an informed investment decision, (II) is capable of protecting his, her or its own interest or has engaged representatives or advisors to assist him, her or it in protecting his, her or its interests, and (III) is capable of bearing the economic risk of such investment.
(ii) The Grantee understands that (A) the Grantee is responsible for consulting his, her or its own tax advisors with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of the award of LTIP Units may become subject, to his, her or its particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the LLC or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides or will provide services to the LLC on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the LLC, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award of LTIP Units; and (D) an investment in the LLC and/or the Company involves substantial risks. The Grantee has been given the opportunity to make a thorough investigation of matters relevant to the LTIP Units and has been furnished with, and has reviewed and understands, materials relating to the LLC and the Company and their respective activities (including, but not limited to, the Background Documents). The Grantee has been afforded the opportunity to obtain any additional information (including any exhibits to the Background Documents) deemed necessary by the Grantee to verify the accuracy of information conveyed to the Grantee. The Grantee confirms that all documents, records, and books pertaining to his, her or its receipt of LTIP Units which were requested by the Grantee have been made available or delivered to the Grantee. The Grantee has had an opportunity to ask questions of and receive answers from the LLC and the Company, or from a person or persons acting on their behalf, concerning the terms and conditions of the LTIP Units. The Grantee has relied upon, and is making its decision solely upon, the Background Documents and other written information provided to the Grantee by the LLC or the Company. The Grantee did not receive any tax, legal or financial advice from the LLC or the Company and, to the extent it deemed necessary, has consulted with its own advisors in connection with its evaluation of the Background Documents and this Agreement and the Grantee’s receipt of LTIP Units.
(iii) The LTIP Units to be issued, the Common Units issuable upon conversion of the LTIP Units and any Shares issued in connection with the redemption of any such Common Units will be acquired for the account of the Grantee for investment only and not with a current view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to the Grantee’s right (subject to the terms of the LTIP Units, the Plan and this Agreement) at all times to sell or otherwise dispose of all or any part of his or her LTIP Units, Common Units or Shares in compliance with the Securities Act, and applicable state securities laws, and subject, nevertheless, to the disposition of his or her assets being at all times within his or her control.

(iv) The Grantee acknowledges that (A) neither the LTIP Units to be issued, nor the Common Units issuable upon conversion of the LTIP Units, have been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such LTIP Units or Common Units are represented by certificates, such certificates will bear a legend to such effect, (B) the reliance by the LLC and the Company on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Grantee contained herein, (C) such LTIP Units, or Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such LTIP Units and Common Units and (E) neither the LLC nor the Company has any obligation or intention to register such LTIP Units or the Common Units issuable upon conversion of the LTIP Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except, that, upon the redemption of the Common Units for Shares, the Company currently intends to issue such Shares under the Plan and pursuant to a Registration Statement on Form S-8 under the Securities Act, to the extent that (I) the Grantee is eligible to receive such Shares under the Plan at the time of such issuance, (II) the Company has filed an effective Form S-8 Registration Statement with the Securities and Exchange Commission registering the issuance of such Shares. The Grantee hereby acknowledges that because of the restrictions on transfer or assignment of such LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units which are set forth in the LLC Agreement or this Agreement, the Grantee may have to bear the economic risk of his, her or its ownership of the LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units for an indefinite period of time.
(v) The Grantee has determined that the LTIP Units are a suitable investment for the Grantee.
(vi) No representations or warranties have been made to the Grantee by the LLC or the Company, or any officer, director, shareholder, agent, or affiliate of any of them, and the Grantee has received no information relating to an investment in the LLC or the LTIP Units except the information specified in Paragraph (b) above.
(c) So long as the Grantee holds any LTIP Units, the Grantee shall disclose to the LLC in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the LLC may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code, applicable to the LLC or to comply with requirements of any other appropriate taxing authority.

(d) The Grantee hereby agrees to make an election under Section 83(b) of the Code with respect to the LTIP Units awarded hereunder, and has delivered with this Agreement a completed, executed copy of the election form attached hereto as Exhibit C. The Grantee agrees to file the election (or to permit the LLC to file such election on the Grantee’s behalf) within thirty (30) days after the Award of the LTIP Units hereunder with the IRS Service Center at which such Grantee files his or her personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the LTIP Units are awarded to the Grantee.
(e) The address set forth on the signature page of this Agreement is the address of the Grantee’s principal residence, and the Grantee has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such residence is sited.
(f) The representations of the Grantee as set forth above are true and complete to the best of the information and belief of the Grantee, and the LLC shall be notified promptly of any changes in the foregoing representations.

EXHIBIT C
ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF
TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B)
OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1.	The name, address and taxpayer identification number of the undersigned are:

Name: (the “Taxpayer”)

Address:

Social Security No./Taxpayer Identification No.:

2.	Description of property with respect to which the election is being made:

The election is being made with respect to _____ LTIP Units in Morgans Group LLC (the “LLC”).
3.	The date on which the LTIP Units were transferred is _____ , 20_. The taxable year to which this election relates is calendar year 20_.

4.	Nature of restrictions to which the LTIP Units are subject:
(a)	With limited exceptions, until the LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the LTIP Units without the consent of the LLC.
(b)	The Taxpayer’s LTIP Units vest in accordance with the vesting provisions described in the Schedule attached hereto. Unvested LTIP Units are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.
5.	The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the LTIP Units with respect to which this election is being made was $0 per LTIP Unit.

6.	The amount paid by the Taxpayer for the LTIP Units was $0 per LTIP Unit.
7.	A copy of this statement has been furnished to the LLC and to its managing member, Morgans Hotel Group Co.
Dated: March 20, 2011

/s/ Michael Gross
Name:	Michael Gross

Schedule to Section 83(b) Election -Vesting Provisions of LTIP Units
LTIP Units are subject to time-based vesting with one-third (1/3) vesting each year on the first three one-year anniversaries of the date of grant, provided that the Taxpayer remains an employee of Morgans Hotel Group Co. (the “Company”) or its subsidiaries through such dates, subject to acceleration in the event of certain extraordinary transactions. Unvested LTIP Units are subject to forfeiture in the event of failure to vest based on the passage of time and continued employment with the Company or its subsidiaries.

Exhibit C
Outperformance Award Agreement

MORGANS HOTEL GROUP CO.
2011 OUTPERFORMANCE PLAN AWARD AGREEMENT
2011 OUTPERFORMANCE PLAN AWARD AGREEMENT made as of the date set forth on Schedule A hereto by and among MORGANS HOTEL GROUP CO., a Delaware corporation (the “Company”), MORGANS GROUP LLC, a Delaware limited liability company (the “Operating Company”), and the party listed on Schedule A (the “Grantee”).
RECITALS
A. The Grantee is a senior management employee of the Company and provides services to the Operating Company.
B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this and other 2011 outperformance plan (“2011 OPP”) awards pursuant to the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Incentive Plan”) to provide certain senior management employees of the Company, including the Grantee, in connection with their employment with the incentive compensation described in this Award Agreement (this “Agreement”) and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Affiliates. 2011 OPP awards were approved by the Committee pursuant to authority delegated to it by the Board, including authority to make grants of stock-based performance incentive awards. This Agreement evidences one award (this “Award”) in a series of 2011 OPP awards and is subject to the terms and conditions set forth herein.
C. The Committee, effective as of the grant date specified in Schedule A hereto, awarded to the Grantee the 2011 OPP participation percentage in the Total Outperformance Pool (as defined herein), as set forth in Schedule A.
NOW, THEREFORE, the Company, the Operating Company, and the Grantee agree as follows:
1. Administration.
This Award and all other 2011 OPP awards shall be administered by the Committee, which in the administration of the 2011 OPP awards and this Award shall have all the powers and authority it has in the administration of the Incentive Plan as set forth in the Incentive Plan, but subject to this Agreement ; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may provide for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Award Participation that has not previously been forfeited.
2. Definitions.
Capitalized terms used herein shall have the meanings set forth below:
“Accelerated Payment Change of Control” means a Transactional Change of Control or a Change of Control within the meaning of subparagraph (iv) or (v) thereof.
“Additional Share Baseline Value” means, with respect to each Additional Share, the gross proceeds received by the Company or the Operating Company upon the issuance of such Additional Share, which amount shall be deemed to equal, as applicable:

(A) if such Additional Share is issued for cash in a public offering or private placement, the gross price to the public or to the purchaser(s);
(B) if such Additional Share is issued in exchange for assets or securities of another Person or upon the acquisition of another Person, the cash value imputed to such Additional Share for purposes of such transaction by the parties thereto, as determined in good faith by the Committee, or, if no such value was imputed, the mean between the high and low sale prices of a Common Share on the national securities exchange or established securities market on which the Common Shares are listed on the date of issuance of such Additional Share, or, if no sale of Common Shares is reported on such date, on the next preceding day on which any sale shall have been reported; and
(C) if such Additional Share is issued upon conversion or exchange of equity or debt securities of the Company, the Operating Company or any other Subsidiary of the Company, which securities were not previously counted as either Initial Shares or Additional Shares, the conversion or exchange price in effect as of the date of conversion or exchange pursuant to the terms of the security being exchanged or converted.
“Additional Shares” means, as of a particular date of determination, the number of Common Shares, other than those held by the Company, to the extent such Common Shares are issued after the Effective Date and on or before such date of determination in a capital raising transaction, in exchange for assets or securities or upon the acquisition of another Person, upon conversion or exchange of equity or debt securities of the Company or any Subsidiary of the Company, which securities were not previously counted as either Initial Shares or Additional Shares, or through the reinvestment of dividends or other distributions.
For the avoidance of doubt, “Additional Shares” shall exclude, without limitation:
(i) Common Shares issued after the Effective Date upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units or other Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation,
(ii) Common Shares awarded after the Effective Date to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation for services provided or to be provided to the Company or any of its Affiliates,
(iii) LTIP Units or other Units awarded after the Effective Date to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation, and
(iv) any securities included in “Initial Shares.”
“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

“Award Common Units” means the units of membership interests in the Operating Company referred to as “Membership Units” in the LLC Agreement into which the Award LTIP Units may be converted in accordance with the terms of the LLC Agreement.
“Award LTIP Units” means a series of LTIP Units established by the Operating Company, with the rights, privileges, and preferences set forth in the designations thereof included in an amendment to the LLC Agreement that may be adopted hereafter by the Managing Member of the Operating Company in accordance with Section 8(a), which designations shall be in the form set forth on Exhibit A attached hereto.
“Award Participation” has the meaning set forth in Section 3.
“Baseline Value” means $8.87.
“Buyback Shares” means (without double-counting), as of a particular date of determination, (A) Common Shares or (B) the Shares Amount for Units (assuming that such Units were converted, exercised, exchanged or redeemed for Membership Units as of such date at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such Common Units were then tendered to the Operating Company for redemption pursuant to Section 4.2(e)(1) of the LLC Agreement as of such date), other than Units held by the Company, in the case of each (A) and (B), to the extent repurchased by the Company after the Effective Date and on or before such date of determination in a stock buyback transaction or in a redemption of Units for cash pursuant to Section 4.2(e)(1) of the LLC Agreement.
“Cause” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such definition, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Cause” or a substantially equivalent term, then “Cause” shall mean:
(i) the Grantee’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness or any such failure after his issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed his duties;
(ii) a material breach by Grantee of his Service Agreement;
(iii) the Grantee’s willful commission of an act of fraud, theft or dishonesty resulting in economic, financial or material reputational injury to the Company;
(iv) the Grantee’s conviction of, or entry by the Grantee of a guilty or no contest plea to, the commission of a felony; or
(v) the Grantee willfully engages in other misconduct materially injurious to the Company.

For purposes of this provision, no act or omission on the part of the Grantee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. The cessation of employment of the Grantee shall not be deemed to be for Cause unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the majority of the Board (excluding the Grantee, if the Grantee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Grantee and the Grantee is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Grantee is guilty of the conduct giving rise to Cause for termination, and specifying the particulars thereof in detail.
“Change of Control” means:
(i)	individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director; or
(ii)	any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change of Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary of the Company (provided that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any such majority-owned subsidiary, or (C) any underwriter temporarily holding securities pursuant to an offering of such securities; or
(iii)	the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (A) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Company’s shareholders immediately prior to any such Business Transaction, and (B) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation; or

(iv)	Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to the Grantee under this Agreement; or
(v)	Approval by the shareholders of the Company or the Managing Member and/or Non-Managing Members of the Operating Company of a dissolution or liquidation of the Operating Company and satisfaction or effective waiver of all material contingencies to such liquidation or dissolution.
“CoC Fraction” means, for application pursuant to the proviso clause in the definition of “Final Baseline,” the number of calendar days that have elapsed since the Effective Date to and including the date as of which a Change of Control is consummated (or, with respect to a Transactional Change of Control, the date of the Public Announcement of such Transactional Change of Control), divided by 1,096.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” means shares of the Company’s common stock, par value $0.01 per share.
“Common Share Price” means, as of a particular date, the average of the Fair Market Value of one Common Share over the thirty (30) consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if such date is the date of the Public Announcement of a Transactional Change of Control, the Common Share Price as of such date shall be equal to the fair market value, as determined by the Committee, of the total consideration payable in the transaction that ultimately results in the Transactional Change of Control for one Common Share.
“Continuous Service” means the continuous service, without interruption or termination, as a an employee or director of Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of (among other things) —
(A) any approved leave of absence,
(B) transfers among the Company and any Affiliate, or any successor, in any capacity of director or employee, or
(C) any change in status as long as the individual remains in the service of the Company or any Affiliate of the Company in the capacity of employee or director.
An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

“Disability” means:
(A) if the Grantee is or was a party to a Service Agreement prior to the applicable event, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such definition, or
(B) if the Grantee is not and was not a party to a Service Agreement prior to such event or the Grantee’s Service Agreement does not define “Disability” or a substantially equivalent term, then “Disability” shall mean a disability which renders the Grantee incapable of performing all of his or her material duties for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Grantee or the Grantee’s legal representative or by the insurance company which insures the Company’s long-term disability plan in which the Grantee is eligible to participate.
“Effective Date” means March 20, 2011.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that, with respect to a Common Share, “Fair Market Value” means the value of such Common Share determined as follows: (A) if on the determination date the Common Shares are listed on the New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or is publicly traded on an established securities market, the Fair Market Value of a Common Share shall be the closing price of the Common Shares on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day) or, if no sale of Common Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (B) if the Common Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value of the Common Share shall be the value of the Common Shares as determined by the Committee in good faith in a manner consistent with Section 409A of the Code.
“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.
“Final Baseline” means, as of the Final Valuation Date, an amount representing (without double-counting) the sum of:
(A) the Baseline Value multiplied by:
(i) the difference between (x) the Initial Shares and (y) all Buyback Shares repurchased or redeemed between the Effective Date and the Final Valuation Date, and then multiplied by
(ii) the sum of one hundred percent (100%) plus the Target Return Percentage; plus
(B) with respect to each Additional Share issued after the Effective Date, the Additional Share Baseline Value of such Additional Share, multiplied by the sum of (i) one hundred percent (100%) plus (ii) the product of the Target Return Percentage multiplied by a fraction (x) the numerator of which is the number of days from the issuance of such Additional Share to and including the Final Valuation Date and (y) the denominator of which is the number of days from and including the Effective Date to and including the Final Valuation Date; plus
(C) with respect to each Buyback Share repurchased or redeemed after the Effective Date, the Baseline Value, multiplied by the sum of (i) one hundred percent (100%) plus (ii) the product of the Target Return Percentage multiplied by a fraction (x) the numerator of which is the number of days from the Effective Date to and including the date such Buyback Share was repurchased or redeemed and (y) the denominator of which is the number of days from and including the Effective Date to and including the Final Valuation Date;
provided that if the Final Valuation Date occurs prior to the third anniversary of the Effective Date as a result of an Accelerated Payment Change of Control, then for purposes of this definition in connection with the calculation of the Total Outperformance Pool as of the Final Valuation Date, then the Target Return Percentage to be used in such calculation shall be reduced to a percentage equal to thirty percent (30%) multiplied by the CoC Fraction. If the Company consummates multiple issuances of Additional Shares and/or repurchases of Buyback Shares during any one monthly or quarterly period, such that it would be impractical to track the precise issuance date and issuance price of each individual Additional Share and/or repurchase or redemption date of each individual Buyback Share, the Committee may in its good faith discretion approve timing and calculation conventions (such as net-at-end-of-period or average-during-the-period) reasonably designed to simplify the administration of this Award.
“Final Valuation Date” means the earliest of: (A) the third anniversary of the Effective Date; or (B) in the event of an Accelerated Payment Change of Control that is not a Transactional Change of Control, the date on which such Change of Control shall occur; or (C) in the event of a Transactional Change of Control and subject to the consummation of such Transactional Change of Control, the date of the Public Announcement of such Transactional Change of Control; provided that if the Public Announcement occurs after 4pm New York City time or otherwise so late in the trading day that the market cannot meaningfully react on such day, then the Final Valuation Date shall mean the following trading day.

“Good Reason” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination, and “Good Reason” is defined therein, then “Good Reason” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Good Reason” or a substantially equivalent term, so long as the Grantee terminates his or her employment within thirty (30) days after the Grantee has actual knowledge of the occurrence, without the written consent of the Grantee, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Grantee to the Company, then “Good Reason” shall mean:
(i) the assignment to the Grantee of duties materially inconsistent with the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated in his Service Agreement, or any other action by the Company which results in a material diminution in the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company within fifteen (15) business days after receipt of notice thereof given by the Grantee;
(ii) any material failure by the Company to comply with any of the provisions of the Service Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Grantee;
(iii) any failure by the Company to obtain the assumption of his Service Agreement by a successor to all or substantially all of the business or assets of the Company; or
(iv) if his Service Agreement provides that the Executive will be nominated for election as a director of the Company, any failure by the Board to nominate the Executive for election as a director of the Company in accordance with the Service Agreement, or any failure of the Executive to be elected to be a member of the Board; or
(v) any requirement that the Grantee’s principal place of employment be at a location more than 50 miles from his principal place of employment on the date of this Agreement, resulting in a material increase in distance from the Grantee’s residence to his new place of employment;
“Initial Shares” means 32,642,795 Common Shares, which includes: (A) 30,311,503 Common Shares outstanding as of the Effective Date (other than currently unvested restricted Common Shares previously granted to employees or other persons or entities in exchange for services provided to the Company); plus (B) 954,065 Common Shares representing the Shares Amount for all of the Membership Units (other than LTIP Units and excluding Membership Units held by the Company) outstanding as of the Effective Date assuming that all of such Membership Units were tendered to the Operating Company for redemption pursuant to Section 4.2(e) of the LLC Agreement as of such date; plus (C) 1,377,227 Common Shares representing the Shares Amount for all of the Membership Units into which all LTIP Units outstanding as of the Effective Date could be converted without regard to the book capital account associated with them (but only to the extent such LTIP Units are currently vested), assuming that all of such Membership Units were tendered to the Operating Company for redemption pursuant to Section 4.2(e) of the LLC Agreement as of such date.
For the avoidance of doubt, Initial Shares (i) includes (x) currently vested Common Shares and (y) currently vested LTIP Units previously granted to employees or other persons or entities in exchange for services provided to the Company, and (ii) excludes (x) all Common Shares issuable upon exercise of stock options or upon the exchange (directly or indirectly) of unvested LTIP Units or other unvested Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive compensation, and (y) currently unvested restricted Common Shares previously granted to employees, non-employee directors, consultants, advisors or other persons or entities in exchange for services provided to the Company.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of February 17, 2006, among the Company, as managing member, and the non-managing members who are parties thereto, as amended from time to time.
“LTIP Units” means LTIP Units, as such term is defined in the LLC Agreement.
“Membership Units” has the meaning set forth in the LLC Agreement.
“Partial Service Factor” means a factor carried out to the sixth decimal to be used in calculating the Grantee’s adjusted Participation Amount pursuant to Section 4(b)(ii) hereof in the event of a Qualified Termination of the Grantee’s Continuous Service prior to the Final Valuation Date or pursuant to Section 4(e) in the event of a termination of the Grantee’s Continuous Service by reason of death or Disability prior to the Final Valuation Date, determined as follows:
the number of calendar days that have elapsed since the Effective Date to and including the effective date of such Qualified Termination or the date of death or Disability, divided by 1,096; provided, however, that if, after the effective date of such Qualified Termination or the date of death or Disability and before the third anniversary of the Effective Date, an Accelerated Payment Change of Control occurs, then there shall be subtracted from the foregoing denominator (1,096) a number of days equal to the days that would elapse between the date as of which the Accelerated Payment Change of Control is consummated (or, with respect to a Transactional Change of Control, the date of the Public Announcement of the Transactional Change of Control) and the third anniversary of the Effective Date.
“Participation Amount” has the meaning set forth in Section 3.
“Participation Percentage” means the percentage (of the Total Outperformance Pool) set forth opposite such term on Schedule A hereto
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Public Announcement” means, with respect to a Transactional Change of Control, the earliest press release, filing with the SEC or other publicly available or widely disseminated communication issued by the Company or another Person who is a party to such transaction which discloses the consideration payable in and other material terms of the transaction that ultimately results in the Transactional Change of Control; provided, however, that if such consideration is subsequently increased or decreased, then the term “Public Announcement” shall be deemed to refer to the most recent such press release, filing or communication disclosing a change in consideration whereby the final consideration and material terms of the transaction that ultimately results in the Transactional Change of Control are announced. For the avoidance of doubt, the foregoing definition is intended to provide the Committee in the application of the proviso clause in the definition of “Common Share Price” with the information required to determine the fair market value of the consideration payable in the transaction that ultimately results in the Transactional Change of Control as of the earliest time when such information is publicly disseminated, particularly if the transaction consists of an unsolicited tender offer or a contested business combination where the terms of the transaction change over time.

“Qualified Termination” has the meaning set forth in Section 4.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand, as amended or supplemented through such date, provided that, if no such agreement is then in effect, “Service Agreement” shall mean any employment, consulting or similar service agreement most recently in effect (on or after the Effective Date) prior to such date, as amended or supplemented, between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand.
“Shares Amount” has the meaning set forth in the LLC Agreement.
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
“Target Return Percentage” means thirty percent (30%), representing a compound annual growth rate of approximately nine percent (9%) per annum over a three-year period, using annual compounding, except as otherwise defined for purposes of the definition of Final Baseline in certain circumstances, as described in the proviso clause of such definition.
“Total Outperformance Pool” means, as of the Final Valuation Date, a dollar amount calculated as follows: (A) subtract the Final Baseline from the Total Return, in each case as of the Final Valuation Date and (B) multiply the resulting amount by ten percent (10%); provided that if the resulting amount is a negative number, then the Total Outperformance Pool shall be zero.
“Total Return” means (without double-counting), as of the Final Valuation Date, an amount equal to the sum of (A) the Total Shares as of such date of determination multiplied by the Common Share Price as of such date, plus (B) an amount equal to the sum of the total dividends and other distributions actually declared between the Effective Date and the Final Valuation Date (excluding dividends and distributions paid in the form of additional Common Shares) so long as the “ex-dividend” date with respect thereto falls prior to the Final Valuation Date, in respect of Common Shares (it being understood, for the avoidance of doubt, that such total dividends and distributions shall be calculated by multiplying the amount of each per share dividend or distribution declared by the actual number of securities outstanding as of each record date with respect to the applicable dividend or distribution payment date).
“Total Shares” means (without double-counting), as of the Final Valuation Date, the sum of: (A) the Initial Shares, minus (B) all Buyback Shares repurchased or redeemed between the Effective Date and the Final Valuation Date, plus (C) all Additional Shares issued between the Effective Date and the Final Valuation Date.

“Transactional Change of Control” means (A) a Change of Control described in clause (ii) of the definition thereof where the “person” or “group” makes a tender offer for Common Shares, or (B) a Change of Control described in clause (iii) of the definition thereof; provided that if the applicable definition of “Change of Control” (or similar term) in the applicable Service Agreement does not track such clauses (ii) or (iii), then the term “Transactional Change of Control” shall mean a Change of Control meeting the substantive criteria set forth in such clauses, as reasonably determined in good faith by the Committee.
“Transfer” has the meaning set forth in Section 6.
“Units” means all Membership Units that are eligible for the Redemption Right (as defined in the LLC Agreement) and any other Membership Units, including LTIP Units, with economic attributes substantially similar to such Membership Units as determined by the Committee that are outstanding or are issuable upon the conversion, exercise, exchange or redemption of any securities of any kind convertible, exercisable, exchangeable or redeemable for Membership Units.
3. Outperformance Award; Vesting; Change of Control.
(a) The Operating Company hereby grants to the Grantee this Award consisting of the Participation Percentage set forth on Schedule A hereto (the “Award Participation”), which (A) will be subject to forfeiture to the extent provided in this Section 3 and (B) will be subject to vesting as provided below in this Section 3(a) and in Section 3(d) and Section 4. The Award will be made in the form of Award LTIP Units as provided in Section 8, subject to the Company having received confirmation that it is permitted under applicable stock exchange listing rules to issue Award LTIP Units, on the terms contemplated herein, under the Incentive Plan. The Company will use commercially reasonable efforts to obtain such confirmation within 90 days following the Effective Date. If the Company does not receive such confirmation within 90 days following the Effective Date, the Company and the Operating Company shall amend this Award Agreement to provide for an Award that is settled by a cash payment by the Operating Company to Grantee equal to his Participation Amount within 45 days following the Final Valuation Date. In the event Grantee receives Award LTIP Units pursuant hereto, references herein to Grantee’s Award Participation shall refer to Grantee’s Award LTIP Units and the provisions of Section 8 shall apply in lieu of specified provisions of this Award Agreement. At any time prior to the Final Valuation Date, the Committee may grant additional 2011 OPP awards with such Participation Percentages (up to a total of 100% for all 2011 Participation Percentages granted or reserved) set forth therein as the Committee may determine, in its sole discretion, The Award Participation shall vest (i) on the Final Valuation Date if the Continuous Service of the Grantee continues to that date or (ii) in accordance with Section 3(d), 4(b) and 4(d) hereof.
(b) As soon as practicable following the Final Valuation Date, but as of the Final Valuation Date, the Committee will:
(i) determine the Total Outperformance Pool (if any);
(ii) multiply (x) the Total Outperformance Pool calculated as of the Final Valuation Date by (y) the Grantee’s Participation Percentage as of the Final Valuation Date; and
(iii) if applicable (without double-counting), multiply the amount determined in clause (ii) by the Partial Service Factor or the CoC Fraction.

The resulting amount is hereafter referred to as the “Participation Amount.” The Committee will notify Grantee of his Participation Amount (if any) promptly following the determination thereof. If Grantee has received his Award in the form of Award LTIP Units, Section 8(b) will apply in lieu of the remainder of this Section 3(b). If this Award Agreement has been amended, as provided in Section 3(a), to provide for a payment in cash such notice will state whether the Committee has elected to cause the Company to pay the Participation Amount in cash or through the issuance of fully vested shares under one of the Company’s equity incentive compensation plans, subject to compliance with applicable laws and stock exchange listing requirements, or through a combination of cash and shares. If the Participation Amount is to be paid using shares, the shares will be valued at the Common Share Price as of the Final Valuation Date and will be issued under the Incentive Plan and be registered on a Form S-8. The Company shall pay Grantee’s Participation Amount within 45days following the Final Valuation Date.
(c) Any Award Participation that does not become vested pursuant to Section 3(a), Section 3(d), or Section 4 hereof shall, without payment of any consideration by the Company, automatically and without notice be forfeited and be and become null and void upon the termination of the Continuous Service of Grantee prior to the Final Valuation Date (other than by reason of a Qualified Termination, death or Disability), and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award Participation.
(d) If there is a Change of Control, Grantee’s Award Participation shall vest immediately and automatically upon the occurrence of such Change of Control.
(e) In the event of a Change of Control, the Committee will make any determinations and certifications required by this Agreement and any provisions necessary with respect to the lapse of forfeiture restrictions and/or acceleration of vesting of this Award within a period of time that enables the Company to take any action or make any deliveries or payments it is obligated to make hereunder not later than the date of consummation of the Change of Control. For avoidance of doubt, in the event of a Change of Control, the performance of all calculations and actions pursuant to Section 3(b) hereof shall be conditioned upon the final consummation of such Change of Control.
4. Termination of Grantee’s Continuous Service; Death and Disability.
(a) If the Grantee is or was a party to a Service Agreement and his or her Continuous Service terminates, the provisions of Sections 4(b), 4(c), 4(d), and 4(e), hereof shall govern the treatment of the Grantee’s Award Participation exclusively, unless the Service Agreement contains provisions that expressly refer to this Section 4(a) and provides that those provisions of the Service Agreement shall instead govern the treatment of the Grantee’s Award Participation upon such termination. The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 4, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout or the lapse of forfeiture restrictions relating to the Grantee’s incentive or other compensation awards in the event of certain types of termination of the Grantee’s Continuous Service with the Company (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not be interpreted as requiring that any calculations set forth in Section 3 hereof be performed, or vesting occur with respect to this Award other than as specifically provided in this Section 4.

(b) In the event of termination of the Grantee’s Continuous Service by (A) the Company without Cause or (B) the Grantee for Good Reason (each a “Qualified Termination”) prior to the Final Valuation Date, then the Grantee will not forfeit the Award Participation upon such termination, but the following provisions of this Section 4(b) shall modify the calculations required to determine the Participation Amount and/or the vesting of the Award Participation, as applicable, with respect to the Grantee only:
(i) the calculations provided in Section 3(b) hereof shall be performed as of the Final Valuation Date, as if the Qualified Termination had not occurred;
(ii) the Participation Amount calculated pursuant to Section 3(b) shall be multiplied by the applicable Partial Service Factor; and
(iii) the Grantee’s Participation Amount as adjusted pursuant to Section 4(b)(ii) above shall no longer be subject to forfeiture pursuant to Section 3(c) hereof; provided that, notwithstanding that no Continuous Service requirement pursuant to Section 3(c) hereof will apply to the Grantee after the effective date of a Qualified Termination, the Grantee will not have the right to Transfer (as defined in Section 6 hereof) his or her Award Participation or request the redemption of any Award Common Units until such dates as of which his or her Participation Amount, as adjusted pursuant to Section 4(b)(ii) above, would have become vested pursuant to Section 3(a) hereof absent a Qualified Termination. For the avoidance of doubt, the purpose of this Section 4 (b)(iii) is to prevent a situation where grantees of 2011 OPP awards who have had a Qualified Termination would be able to realize the value of their Award Participation or any Award Common Units (through Transfer) before other grantees of 2011 OPP awards whose Continuous Service continues through the Final Valuation Date and the date for payment of the Participation Amount.
(c) Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 4 is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.
(d) In the event of a termination of the Grantee’s Continuous Service as a result of his or her death or Disability prior to the Final Valuation Date, the Grantee will not forfeit the Award Participation, but the following provisions of this Section 4(d) shall apply:
(i) the calculations provided in Section 3(b) hereof shall be performed as of the Final Valuation Date, as if the Grantee’s death or Disability had not occurred; and
(ii) the Participation Amount calculated pursuant to Section 3(b) shall be multiplied by the applicable Partial Service Factor, and such adjusted amount shall be deemed the Grantee’s Participation Amount for all purposes under this Agreement; and

(iii) 100% of the Grantee’s Participation Amount as adjusted pursuant to Section 4(d)(ii) above shall no longer be subject to forfeiture pursuant to Section 3(c) hereof and shall automatically and immediately vest as of the Final Valuation Date.
(e) In the event of a termination of the Grantee’s Continuous Service prior to the Final Valuation Date (other than (1) a Qualified Termination or (2) by reason of death or Disability or (3) following a Change of Control), the Award Participation, unless it shall, as of the date of such termination, both (i) have ceased to be subject to forfeiture pursuant to Section 3(c) hereof, and (ii) have vested pursuant to Section 3(a) hereof, shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award Participation.
5. No Payments by Award Recipients.
No amount shall be payable to the Company by the Grantee at any time in respect of this Agreement. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement by signing and delivering to the Company a copy of this Agreement. Upon acceptance of this Agreement by the Grantee, the Grantee’s Award Participation shall constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement.
6. Restrictions on Transfer.
Except as otherwise permitted by the Committee, no portion of the Award Participation or Award LTIP Units granted hereunder shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), provided that vested Award Participation or vested Award LTIP Units may be Transferred to (i) the Grantee’s Family Members by gift or pursuant to domestic relations order in settlement of marital property rights or (ii) to an entity in which fifty percent (50%) or more of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity, provided that the transferee agrees in writing with the Company to be bound by all the terms and conditions of this Agreement and that subsequent Transfers shall be prohibited except those in accordance with this Section 6. All Transfers of the Award Participation or any interest therein or Award LTIP Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and, in the case of the Award LTIP Units, the LLC Agreement. Any attempted Transfer of an Award Participation or Award LTIP Unit not in accordance with the terms and conditions of this Section 6 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Award Participation or Award LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award Participation or Award LTIP Units. Except as provided expressly in this Section 6, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Changes in Capital Structure.
If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital stock of the Company shall occur, (iii) any extraordinary dividend or other distribution to holders of Common Shares shall be declared and paid other than in the ordinary course, or (iv) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable or proportionate adjustment in the terms of this Award or this Agreement to avoid distortion in the value of this Award, then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards or otherwise.
8. Award LTIP Units
(a) Issuance of Award LTIP Units. In the event that, following the Effective Date, the Company determines, in its sole discretion, that the applicable stock exchange listing rules permit the Company to issue Award LTIP Units, the Company shall promptly notify Grantee of such determination and shall issue to Grantee the number of Award LTIP Units set forth on Schedule A hereto. The issuance of such Award LTIP Units shall be conditioned upon the Grantee, unless the Grantee is already a Non-Managing Member (as defined in the LLC Agreement), signing, as a Non-Managing Member, and delivering to the Operating Company a counterpart signature page to the LLC Agreement in the form provided by the Company. Upon execution and delivery of such counterpart signature page by the Grantee, the LLC Agreement shall be amended, at such time as set forth in the notice from the Company, to establish the designations of the Award LTIP Units and to make other necessary and appropriate amendments related to the creation of the series of Award LTIP Units, and to reflect the issuance to the Grantee of the Award LTIP Units and admission of Grantee as a Non-Managing Member of the Operating Company. Thereupon, the Grantee shall have all the rights of a Non-Managing Member of the Operating Company with respect to the number of Award LTIP Units specified on Schedule A hereto, as set forth in the LLC Agreement (as so amended), subject, however, to the restrictions, obligations and conditions specified herein. Award LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the LLC Agreement.
(b) Post-Final Valuation Date Adjustments. If Grantee’s Award is made in the form of Award LTIP Units, then following determination of Grantee’s Participation Amount pursuant to Section 3(b), the Committee shall divide the resulting dollar amount by the Common Share Price calculated as of the Final Valuation Date (appropriately adjusted to the extent that the “Unit Adjustment Factor” (as defined in the LLC Agreement) is greater or less than 1.0). The resulting number is hereafter referred to as the “Total OPP Unit Equivalent.” If the Total OPP Unit Equivalent is smaller than the number of Award LTIP Units previously issued to the Grantee, then the Grantee, as of the Final Valuation Date, shall forfeit a number of Award LTIP Units equal to the difference without payment of any consideration by the Operating Company. Thereafter, the term Award LTIP Units will refer only to the Award LTIP Units that were not so forfeited and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in the Award LTIP Units that were so forfeited. If the Total OPP Unit Equivalent is greater than the number of Award LTIP Units previously issued to the Grantee, then, upon the performance of the calculations set forth in this Section 8(b): (A) the Company shall cause the Operating Company to issue to the Grantee, as of the Final Valuation Date, a number of additional

Award LTIP Units equal to the difference; (B) such additional Award LTIP Units shall be added to the Award LTIP Units previously issued, if any, and thereby become part of this Award; (C) the Company and the Operating Company shall take such corporate and limited liability company action as is necessary to accomplish the grant of such additional Award LTIP Units; and (D) thereafter the term Award LTIP Units will refer collectively to the Award LTIP Units, if any, issued prior to such additional grant plus such additional Award LTIP Units; provided that such issuance will be subject to the Grantee executing and delivering such documents, comparable to the documents executed and delivered in connection with the original issuance of Award LTIP Units, as the Company or the Operating Company reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. If the Total OPP Unit Equivalent is the same as the number of Award LTIP Units previously issued to the Grantee, then there will be no change to the number of Award LTIP Units under this Award pursuant to this Section 8(b).
(c) Vesting and Forfeiture. The Award LTIP Units shall vest and be subject to forfeiture on the same terms and conditions as the Award Participation, as set forth in Sections 3(a), 3(c), 3(d) and 4.
(d) Distributions. The holder of the Award LTIP Units shall be entitled to receive distributions with respect to such Award LTIP Units to the extent provided for in the LLC Agreement (as amended in accordance with Section 8(a)). The 2011 Award LTIP Unit Distribution Participation Date (as defined in the designation of rights and preferences of such Award LTIP Units, attached hereto as Exhibit A) with respect to Award LTIP Units in an aggregate number equal to the Total OPP Unit Equivalent will be the Valuation Date.
9. Miscellaneous.
(a) Amendments. This Agreement may be amended or modified only with the consent of the Company acting through the Committee; provided that any such amendment or modification materially or adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially or adversely affect the Grantee’s rights hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.
(b) Committee Determinations. The Committee will in good faith make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.
(c) Status of the Award and Award LTIP Units; Incentive Plan Matters. This Award and the other 2011 OPP awards constitute other stock-based incentive compensation awards by the Company under the Incentive Plan and incentive compensation awards by the Operating Company. The Award LTIP Units are equity interests in the Operating Company. Any Award LTIP Units issued pursuant to Section 8 may, but need not, be issued as equity securities under the Incentive Plan insofar as the 2011 OPP has been established as an incentive program of the Operating Company. The Company may, under certain circumstances, have the right, as set forth in the LLC Agreement, to issue shares of Common Stock in exchange for Award Common Units into which Award LTIP Units may have been converted pursuant to the LLC Agreement, subject to certain limitations set forth in the LLC Agreement, and such shares of Common Stock may be issued under the Incentive Plan if the Committee so determines, to the extent such issuance is permitted under applicable stock exchange listing rules, as determined by the Committee in its sole and absolute discretion. The Committee may, in its sole and absolute discretion, determine whether and when Award LTIP Units issued pursuant to Section 3 become part of the Incentive Plan, and upon and to the extent of such determination this Award will be considered an award under the Incentive Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.

(d) Grantee Representations; Registration.
(i) The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Operating Company or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Operating Company on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Operating Company, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Award LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Operating Company and the Company, or persons acting on their behalf, concerning this Award.
(ii) The Grantee hereby acknowledges that: (A) there is no public market for Award LTIP Units or Award Common Units and neither the Operating Company nor the Company has any obligation or intention to create such a market; (B) sales of Award LTIP Units and Award Common Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of Award LTIP Units and Award Common Units set forth in the LLC Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of the LTIP Units covered by this Award for an indefinite period of time; (D) shares of Common Stock issued under the Incentive Plan in exchange for Award Common Units, if any, will be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the Incentive Plan at the time of such issuance and such Registration Statement is then effective under the Securities Act; (E) resales of shares of Common Stock issued under the Incentive Plan in exchange for Award Common Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.
(e) Section 83(b) Election. In connection with each separate issuance of Award LTIP Units under this Award pursuant to Section 8, the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable Award LTIP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Operating Company to file such election on the Grantee’s behalf) within thirty (30) days after the issuance of the Award LTIP Units with the IRS Service Center where the Grantee files his or her personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Award LTIP Units are awarded to the Grantee. So long as the Grantee holds any Award LTIP Units, the Grantee shall disclose to the Operating Company in writing such information as may be reasonably requested with respect to ownership of Award LTIP Units as the Operating Company may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Operating Company or to comply with requirements of any other appropriate taxing authority.

(f) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
(g) Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of State of New York, without giving effect to the principles of conflict of laws of such State.
(h) No Obligation to Continue Position as an Employee. Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Continuous Service at any time.
(i) Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at 475 Tenth Avenue, New York, New York 10018 and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.
(j) Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(k) Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(l) Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(m) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Operating Company, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.
(n) Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee, the Company and the Operating Company, to the extent necessary to exempt it from, or bring it into compliance with Section 409A of the Code.
(o) Entire Agreement; Conflict. This Agreement (including the Incentive Plan and the LLC Agreement to which it relates) constitutes the final, complete and exclusive agreement between the Grantee and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, between the parties concerning the subject matter hereof. Except as expressly provided otherwise herein, in the event of any conflict or inconsistency between the provisions of, or definitions contained in, this Agreement (including the LLC Agreement to which it relates), on the one hand, and Grantee’s Service Agreement, on the other hand, the terms of the this Agreement ((including the LLC Agreement to which it relates) shall govern.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the date first above written.

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski Name: Richard Szymanski
Title: CFO

MORGANS GROUP LLC

By:	/s/ Richard Szymanski Name: Richard Szymanski
Title:

GRANTEE

/s/ Michael Gross Name: Michael Gross

SCHEDULE A TO 2011 OUTPERFORMANCE PLAN AWARD AGREEMENT

Date of Award Agreement:	March 20, 2011
Name of Grantee:	Michael Gross
Participation Percentage:	35%
Grant Date:	March 20, 2011
Initial Grant of Award LTIP Units (if applicable)	551,250
Initials of Company representative: /s/RS Initials of Grantee: /s/MG

EXHIBIT A
MORGANS GROUP LLC
MEMBERSHIP UNIT DESIGNATION — 2011 OPP UNITS
The following are the terms of the 2011 OPP Units. Section references in this Exhibit A refer to sections of the LLC Agreement and capitalized terms are used as defined therein, unless stated otherwise.
1. LTIP Equivalence. Except as otherwise expressly provided in this Membership Unit Designation, 2011 OPP Units shall be treated as LTIP Units, and shall have the rights, privileges, restrictions, powers and duties applicable to LTIP Units under the LLC Agreement, including without limitation the provisions of Section 4.5.
2. Distributions.
(a) 2011 OPP Unit Distributions. Commencing from the Distribution Participation Date (as defined below) established for any 2011 OPP Units in the applicable award agreement, Holders of 2011 OPP Units shall be entitled to receive, if, when and as authorized by the Managing Member, any distributions otherwise payable with respect to LTIP Units and shall be treated as outstanding LTIP Units for purposes of the distribution provisions of the LLC Agreement. For the avoidance of doubt, for purposes of the first distribution to occur after the Distribution Participation Date, 2011 OPP Units that become fully earned and vested in accordance with the applicable Award Agreement on or before the first day of the relevant quarterly period shall be treated as having been outstanding for the full period. Prior to the Distribution Participation Date, 2011 OPP Units shall be entitled to any distributions by the Operating Company (i) in connection with an Adjustment Event as provided in Section 4.5(b), treating the 2011 OPP Units as outstanding LTIP Units, and (ii) if, when and as authorized by the Managing Member out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Operating Company in an amount per unit equal to the amount of any such distributions payable on the Membership Units, provided that the amount of distributions to any Holder of 2011 OPP Units under this clause (ii) shall not exceed the positive balances of the Capital Account of the Holder of such 2011 OPP Units to the extent attributable to the ownership of such 2011 OPP Units.
(b) Distribution Participation Date. The “Distribution Participation Date” for each 2011 OPP Unit will be either (i) with respect to 2011 OPP Units granted pursuant to the Managing Member’s 2011 Outperformance Plan, as it may be amended or supplemented from time to time or any successor plan under which additional 2011 OPP Units may be issued (the “Plan”), the applicable Final Valuation Date (as defined in the Award Agreement of each Person granted 2011 OPP Units under the Plan) or (ii) with respect to other 2011 OPP Units, such date as may be specified in the Award Agreement or other documentation pursuant to which such 2011 OPP Units are issued.

3. Allocations.
(a) Allocations of Net Income and Net Loss. Commencing with the portion of the taxable year of the Operating Company that begins on the Distribution Participation Date established for any 2011 OPP Units, such 2011 OPP Units shall be allocated Net Income and Net Loss under Sections 6.1 and 6.2 in amounts per 2011 OPP Unit equal to the amounts allocated per Membership Unit (adjusted to the extent required by Sections 6.3(b) through 6.3(g)). The Managing Member is authorized in its discretion to delay or accelerate the participation of the 2011 OPP Units in allocations of Net Income and Net Loss, or to adjust the allocations made after the Distribution Participation Date, so that the ratio of (i) the total amount of Net Income or Net Loss allocated under Sections 6.1 and 6.2 with respect to each 2011 OPP Unit in the taxable year in which that 2011 OPP Unit’s Distribution Participation Date falls, to (ii) the total amount distributed to that 2011 OPP Unit with respect to such period, is more nearly equal to such ratio as computed for the Membership Units held by the Managing Member.
(b) Special Allocations. 2011 OPP Units shall be treated as outstanding LTIP Units (and the Holders thereof treated as Holders of LTIP Units) for all purposes of Section 6.3(a).
4. Redemption.
(a) The Redemption Right provided to Non-Managing Members under Section 4.2(e)(1) shall not apply with respect to 2011 OPP Units or Membership Units into which they may be converted pursuant to the LLC Agreement until the date that is one year and six months after the Final Valuation Date, after which date the Redemption Right shall be available on the terms and conditions set forth in the LLC Agreement.
(b) During the period beginning on the Final Valuation Date (as defined in the applicable Award Agreement) and ending on the Business Day immediately preceding the six month anniversary of the Final Valuation Date, the Operating Company shall be entitled to redeem some or all of the 2011 OPP Units (or Membership Units into which they were converted by the Holder) at a redemption price per 2011 OPP Unit or Membership Unit, payable in cash, equal to the Common Share Price (as defined in the Applicable Award Agreement) as of the Final Valuation Date (as defined in the applicable Award Agreement). From and after the one year anniversary of the Final Valuation Date, for a period of six months, a Holder of 2011 OPP Units (or Membership Units into which they were converted by the Holder) shall have the right to cause the Operating Company to redeem, some or all of the 2011 OPP Units (or Membership Units into which they were converted by the Holder), at a redemption price per 2011 OPP Unit or Membership Unit, payable in cash, equal to the greater of (x) the Common Share Price (as defined in the Applicable Award Agreement) as of the Final Valuation Date (as defined in the applicable Award Agreement) and (y) the Cash Amount determined as of the date of the notice of redemption. The Operating Company may exercise its redemption right under this Section 4(b) by sending a notice to each Holder of 2011 OPP Units (or Membership Units into which they were converted by the Holder) setting forth the redemption date, which shall be no less than five (5) Business Days after the date of such notice, and the number of 2011 OPP Units (or Membership Units into which they were converted by the Holder) being redeemed and the procedure to be followed by Holders of 2011 OPP Units or Membership Units that are being redeemed. The Holder may exercise its redemption right under this Section 4(b) by sending a notice to the Operating Company setting forth the redemption date, which shall be no less than ten (10) Business Days after receipt of such notice by the Managing Member, and the number of 2011 OPP Units (or Membership Units into which they were converted by the Holder to be redeemed). The Managing Member shall be entitled to acquire 2011 OPP Units (or Membership Units into which they were converted by the Holder) pursuant to any exercise by the Operating Company or the Holder of the foregoing redemption rights (under this Section 4.2(b) or under Section 4.2(a)) in exchange for issuance of a number of Common Shares, which will be issued under the Incentive Plan and be registered on a Form S-8, with an aggregate value, based on the Value of the Common Shares as of the date of the redemption notice, equal to the applicable redemption price, provided that the Managing Member has determined, in its sole discretion, that it is permitted to do so under applicable stock exchange listing rules.
5. Voting Rights.
(a) Voting with LTIP Units. Except as otherwise provided herein, 2011 OPP Units and Non-Managing Members who hold 2011 OPP Units shall be treated as LTIP Units and LTIP Unitholders, respectively, for all purposes of Section 14.3.
(b) Special Approval Rights. So long as any 2011 OPP Units remain outstanding, the Operating Company shall not, without the affirmative vote of the Non-Managing Members who hold at least two-thirds of the 2011 OPP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the LLC Agreement applicable to 2011 OPP Units so as to materially and adversely affect any right, privilege or voting power of the 2011 OPP Units or the Non-Managing Members who hold 2011 OPP Units as such, unless such amendment, alteration or repeal affects equally, ratably and proportionately the rights, privileges and powers of the holders of LTIP Units; but subject, in any case, to the following provisions:
(i)	Any difference in effect between the LTIP Units and the 2011 OPP Units that is required or reasonably desirable to implement the difference in the distribution or redemption rights with respect to LTIP Units and 2011 OPP Units shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the holders of LTIP Units;
(ii)	Any creation or issuance of any Membership Units or of any class or series of Membership Interest, whether ranking senior to, junior to, or on a parity with the 2011 OPP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the holders of LTIP Units; and
(iii)	any waiver by the Operating Company of restrictions or limitations applicable to any outstanding LTIP Units or 2011 OPP Units with respect to any LTIP Unitholder or Unitholders or Holders of 2011 OPP Unit shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units or 2011 OPP Units with respect to other Unitholders or Holders.

EXHIBIT B
ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF
TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B)
OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1. The name, address and taxpayer identification number of the undersigned are:
Name:  _____  (the “Taxpayer”)
Address:  _____
Social Security No./Taxpayer Identification No.:  _____
2. Description of property with respect to which the election is being made:
The election is being made with respect to  _____  Award LTIP Units in Morgans Group LLC (the “Operating Company”).
3. The date on which the Award LTIP Units were transferred is  _____  , 2011. The taxable year to which this election relates is calendar year 2011.
4. Nature of restrictions to which the Award LTIP Units are subject:
(a)	With limited exceptions, until the Award LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the Award LTIP Units without the consent of the Operating Company.
(b)	The Taxpayer’s Award LTIP Units vest in accordance with the vesting provisions described in Annex 1 attached hereto. Unvested Award LTIP Units are forfeited in accordance with the vesting provisions described in Annex 1 attached hereto.
5. The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Award LTIP Units with respect to which this election is being made was $  per Award LTIP Unit.
6. The amount paid by the Taxpayer for the Award LTIP Units was $0 per Award LTIP Unit.
7. A copy of this statement has been furnished to the Operating Company and Morgans Hotel Group Co.
Dated:                                         , 2011 Signature

ANNEX 1
Vesting Provisions of Award LTIP Units
The Award LTIP Units are subject to time-based and performance-based vesting with the final vesting percentage equaling the product of the time-based vesting percentage and the performance-based vesting percentage. Performance-based vesting will be from 0% to 100% based on Morgan Hotel Group Co.’s (the “Company’s”) per-share total return to shareholders for the period from [_____], 2011 to [_____], 2014 (or earlier in certain circumstances). Under the time-based vesting provisions, one hundred percent (100%) of the Award LTIP Units will vest on the last day of the performance period, provided that the Taxpayer remains an employee of the Company or any of its affiliates through such date, subject to acceleration in the event of certain extraordinary transactions or termination of the Taxpayer’s service relationship with the Company under specified circumstances. Unvested Award LTIP Units are subject to forfeiture in the event of failure to vest based on the passage of time (subject to above-mentioned acceleration) or the determination of the performance-based percentage.

Exhibit d
Promoted Interest Pool Award Agreement

MORGANS HOTEL GROUP CO.
2011 EXECUTIVE PROMOTED INTEREST BONUS POOL AWARD AGREEMENT
2011 EXECUTIVE PROMOTED INTEREST BONUS POOL AWARD AGREEMENT made as of the date set forth on Schedule A hereto by and among MORGANS HOTEL GROUP CO., a Delaware corporation (the “Company”), MORGANS GROUP LLC, a Delaware limited liability company (the “Operating Company”), and the party listed on Schedule A (the “Grantee”).
RECITALS
A. The Grantee is a senior management employee of the Company and provides services to the Operating Company.
B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this and other 2011 long-term bonus pool awards (“2011 Bonus Pool Awards”) to provide certain senior management employees of the Company, including the Grantee, in connection with their employment with the incentive compensation described in this Award Agreement (this “Agreement” or this “Award Agreement”) and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Affiliates. 2011 Bonus Pool Awards were approved by the Committee pursuant to authority delegated to it by the Board. This Agreement evidences one award (this “Award”) in a series of substantially identical 2011 Bonus Pool Awards and is subject to the terms and conditions set forth herein.
C. The Committee, effective as of the grant date specified in Schedule A hereto, awarded to the Grantee the participation percentage in the promoted interest bonus pool provided herein, as set forth in Schedule A.
NOW, THEREFORE, the Company, the Operating Company, and the Grantee agree as follows:
1. Administration
This Award and all other 2011 Bonus Pool Awards shall be administered by the Committee; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may make at any time any provision for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Award Participation that has not previously been forfeited.
2. Definitions
Capitalized terms used herein shall have the meanings set forth below:
“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.
“Award Participation” has the meaning set forth in Section 3.

“Award Period” means the period from and after the date of Grantee’s admission as an Employee Member and to and including the earlier to occur of (i) the third anniversary of the Effective Date and (ii) the termination of Grantee’s Continuing Service.
“Baseline Value” means $8.87.
“Bonus Pool Unit” means a unit of membership interest in Promote Pool LLC. The Bonus Pool Units shall be issued in different series, with each series corresponding to a separate Eligible Promoted Interest held by Promote Pool LLC or a wholly-owned subsidiary thereof.
“Cause” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such definition, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Cause” or a substantially equivalent term, then “Cause” shall mean:
(i) the Grantee’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness or any such failure after his issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed his duties;
(ii) a material breach by Grantee of his Service Agreement;
(iii) the Grantee’s willful commission of an act of fraud, theft or dishonesty resulting in economic, financial or material reputational injury to the Company;
(iv) the Grantee’s conviction of, or entry by the Grantee of a guilty or no contest plea to, the commission of a felony; or
(v) the Grantee willfully engages in other misconduct materially injurious to the Company.
For purposes of this provision, no act or omission on the part of the Grantee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. The cessation of employment of the Grantee shall not be deemed to be for Cause unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the majority of the Board (excluding the Grantee, if the Grantee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Grantee and the Grantee is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Grantee is guilty of the conduct giving rise to Cause for termination, and specifying the particulars thereof in detail.
“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” means a share of the Company’s common stock, par value $0.01 per share.
“Common Share Price” means, as of a particular date, the average of the Fair Market Value of one Common Share over the thirty (30) consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date).
“Common Share Return Condition” shall be deemed to be satisfied as of any date of determination if the Common Share Price, as of such date, shall be at least equal to (x) the Baseline Value multiplied by (y) an amount equal to (i) the sum of one plus the Target Return raised to (ii) the n/365th power, where “n” equals the number of days that has elapsed from and including the Effective Date to but excluding the date of determination.
“Continuous Service” means the continuous service, without interruption or termination, as a an employee or director of Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of (among other things)—
(A) any approved leave of absence,
(B) transfers among the Company and any Affiliate, or any successor, in any capacity of director or employee, or
(C) any change in status as long as the individual remains in the service of the Company or any Affiliate of the Company in the capacity of employee or director.
An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
“Designated Participation Percentage” means, with respect to any series of Employee Units, the lesser of 50% or the percentage determined by the Independent Committee at the time it approves the contribution of the applicable Eligible Promoted Interest in Promote Pool LLC, if such Eligible Promoted Interest did not satisfy the Safe Harbor Requirements as of the applicable Initial Closing.
“Disability” means:
(A) if the Grantee is or was a party to a Service Agreement prior to the applicable event, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such definition, or
(B) if the Grantee is not and was not a party to a Service Agreement prior to such event or the Grantee’s Service Agreement does not define “Disability” or a substantially equivalent term, then “Disability” shall mean a disability which renders the Grantee incapable of performing all of his or her material duties for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Grantee or the Grantee’s legal representative or by the insurance company which insures the Company’s long-term disability plan in which the Grantee is eligible to participate.
“Effective Date” means March 20, 2011.

“Eligible Promoted Interest” means a Promoted Interest that the Company or any entity through which the Company directly or indirectly acquires or has the right to acquire, or is created, in a transaction as to which the Initial Closing occurs during the Award Period and that satisfies either of the following requirements as of the Initial Closing:
(i) The Investment Committee (with the affirmative vote of its independent member) shall have determined in good faith that the applicable Promoted Interest satisfies the Safe Harbor Requirements; or
(ii) The terms of the hotel acquisition or development transaction, including the contribution of the applicable Promoted Interest to Promote Pool LLC, shall have been approved in good faith by the Independent Committee.
The determination as to whether a Promoted Interest that does not satisfy the Safe Harbor Requirements shall be deemed to be an Eligible Promoted Interest, and the Designated Participation Percentage with respect to such Eligible Promoted Interest, shall be made in good faith by the Independent Committee and shall be conclusive.
In the case of an Eligible Promoted Interest that the Company, the Operating Company, Promote Pool LLC, or a wholly owned subsidiary of the Company acquires or has the right to acquire, the Eligible Promoted Interest will consist of the entire applicable Promoted Interest. In the case of an Eligible Promoted Interest that any other entity in which the Company or the Operating Company has a direct or indirect equity interest acquires, or has the right to acquire, the “Eligible Promoted Interest” will, at the election of the Managing Member, consist of either (x) an assignment of the proceeds received by the Company, the Operating Company, or a wholly owned subsidiary of the Company with respect to the applicable Promoted Interest, or (y) a special allocation of the portion of such direct or indirect interest in the Eligible Promoted Interest that is owned by the Company, the Operating Company, or a wholly owned subsidiary that represents their respective direct or indirect interest in the Promoted Interest owned by such other entity.
An Eligible Promoted Interest can consist of either an equity interest in a Hotel Investment Entity or a contractual right to share in some or all of the profits, losses, or gains of a Hotel Investment Entity (a “Contractual Right”) or one or more hotel properties owned by a Hotel Investment Entity.
For the avoidance of doubt, an incentive management fee or other amount measured by a percentage of gross revenues, gross operating profit, net house profit, or similar performance measure and payable to the Company, or any entity through which the Company, directly or indirectly, holds an equity interest or a Contractual Right, as compensation for the performance of management services shall not be an Eligible Promoted Interest.
For the further avoidance of doubt, no Promoted Interest as to which the Initial Closing occurs after the Award Period shall be deemed to be an “Eligible Promoted Interest.”
“Employee Member” means a member of Promote Pool LLC other than the Managing Member or any other subsidiary of the Company.
“Employee Unit” means any Bonus Pool Unit that is held by an Employee Member or a permitted transferee thereof (other than Managing Member or any other subsidiary of the Company).

“Fair Market Value” means, as of any given date, the fair market value of a security, an Eligible Promoted Interest, or other property determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that, with respect to a Common Share, “Fair Market Value” means the value of such Common Share determined as follows: (A) if on the determination date the Common Shares are listed on the New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or is publicly traded on an established securities market, the Fair Market Value of a Common Share shall be the closing price of the Common Shares on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day) or, if no sale of Common Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (B) if the Common Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value of the Common Share shall be the value of the Common Shares as determined by the Committee in good faith in a manner consistent with Section 409A of the Code.
“Good Reason” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination, and “Good Reason” is defined therein, then “Good Reason” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Good Reason” or a substantially equivalent term, so long as the Grantee terminates his or her employment within thirty (30) days after the Grantee has actual knowledge of the occurrence, without the written consent of the Grantee, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Grantee to the Company, then “Good Reason” shall mean:
(iii) the assignment to the Grantee of duties materially inconsistent with the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated in his Service Agreement, or any other action by the Company which results in a material diminution in the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company within fifteen (15) business days after receipt of notice thereof given by the Grantee;
(iv) any material failure by the Company to comply with any of the provisions of the Service Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Grantee;
(v) any failure by the Company to obtain the assumption of his Service Agreement by a successor to all or substantially all of the business or assets of the Company; or
(vi) if his Service Agreement provides that the Executive will be nominated for election as a director of the Company, any failure by the Board to nominate the Executive for election as a director of the Company in accordance with the Service Agreement, or any failure of the Executive to be elected to be a member of the Board; or

(vii) any requirement that the Grantee’s principal place of employment be at a location more than 50 miles from his principal place of employment on the date of this Agreement, resulting in a material increase in distance from the Grantee’s residence to his new place of employment;
“Hotel Investment Entity” means a limited liability company, limited partnership, corporation, or other form of business entity that owns, directly or indirectly, or proposes to acquire or develop, one or more hotels or other hospitality-related properties. Neither the Company nor any consolidated subsidiary of the Company shall be deemed to be a Hotel Investment Entity.
“Independent Committee” means a committee (either standing or ad hoc) of the Board that has the responsibility and authority for determining whether a Promoted Interest that does not satisfy the Safe Harbor Requirements will nonetheless be contributed to Promote Pool LLC and, if so, what the Designated Participation Percentage with respect to such Promoted Interest will be.
“Initial Closing” means, with respect to any Eligible Promoted Interest, the date of the closing of the transaction as the result of which the Company, a consolidated subsidiary thereof, Promote Pool LLC, or any entity through which such Eligible Promoted Interest is held, and one or more unaffiliated persons become equity owners of the Hotel Investment Entity (or obtains a Contractual Right) related to such Eligible Promoted Interest. The independent member of the Investment Committee shall determine, in good faith, when the Initial Closing occurs with respect to any Eligible Promoted Interest.
“Investment Committee” means a management committee, established by the Board that includes at least one independent director that is delegated authority, among other things, to approve the terms of investments in Hotel Investment Entities and determine whether Promoted Interests in Hotel Investment Entities satisfy the Safe Harbor Requirements.
“LLC Agreement” means the limited liability company agreement of Promote Pool LLC, as it may be amended from time to time in accordance with its terms, that the Managing Member will enter in accordance with Section 7(a). The LLC Agreement will contain the provisions set forth on Exhibit A attached hereto and such other terms and conditions as the Committee shall in good faith determine are necessary or appropriate for implementing the provisions and accomplishing the objectives of this Award Agreement and the Award Agreements of other recipients of 2011 Bonus Pool Awards.
“Managing Member” means the Operating Company, or a wholly-owned subsidiary thereof, in its capacity as managing member of Promote Pool LLC.
“Member” means a member of Promote Pool LLC, which shall be either the Managing Member or an Employee Member.
“Opening” means, with respect to any Eligible Promoted Interest, the date on or after the Initial Closing on which all construction, development, and major renovation work is completed and substantially all of the rooms and other facilities in the applicable hotel are open for business. If the applicable hotel is operating as of the Initial Closing and the business plan relating to the hotel does not contemplate a substantial renovation or redevelopment of the hotel that will result in material disruption of the operations of the hotel for an extended period, the Opening shall be deemed to occur at the same time as the Initial Closing. If the business plan for such hotel contemplates such renovation or redevelopment, the Opening shall be deemed to occur following the completion of such renovation or redevelopment and substantially all of the rooms and other facilities in the applicable hotel are open for business. With respect to an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, an Opening shall be deemed to occur with respect to any such hotel property when such hotel property meets the foregoing requirements. The independent member of the Investment Committee shall in good faith determine when an Opening occurs with respect to any Eligible Promoted Interest.

“Partial Sale Event” means, with respect to any Eligible Promoted Interest, the date on which (x) the applicable Hotel Investment Entity’s direct or indirect ownership interest in the applicable hotel property is reduced by reason of a disposition of an interest in such property to a third party; or (y) Promote Pool LLC’s direct or indirect ownership interest in such Eligible Promoted Interest is reduced by reason of a disposition of an interest in such Eligible Promoted Interest to a third party. With respect to an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a Partial Sale Event described in clause (x) above with respect to any such hotel property shall be deemed to occur when the Hotel Investment Entity’s direct or indirect ownership interest in such hotel property is reduced. The independent member of the Investment Committee shall in good faith determine when a Partial Sales Event occurs with respect to any Eligible Promoted Interest.
“Participation Amount” has the meaning set forth in Section 3.
“Participation Percentage” means, as of any date of determination, the percentage set forth opposite such term on Schedule A hereto.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Promoted Interest” means an interest in a Hotel Investment Entity, or other Contractual Right, that represents a right to participate in profits, losses, and gains of the Hotel Investment Entity in excess of amounts attributable to the percentage of capital contributions made by the Company and its subsidiaries in the Hotel Investment Entity. For the avoidance of doubt, an incentive management fee or other amount measured by a percentage of gross revenues, gross operating profit, net house profit, or similar performance measure and payable to the Company or any entity holding such Interests as compensation for the performance of management services shall not be a Promoted Interest .
“Promoted Interest Proceeds” means, with respect to any Eligible Promoted Interest, the amount of any cash (or cash equivalent) distributions or dividends received by Promote Pool LLC with respect to such Eligible Promoted Interest or, if Promote Pool LLC receives any other property in exchange for or as a distribution with respect to an Eligible Promoted Interest, any cash (or cash equivalents) received as a distribution or dividend with respect to or upon the sale or disposition of such other property. In the case of the removal by the Company of the designation of an Eligible Promoted Interest as part of the Promoted Interest Bonus Pool, such removal shall be treated as a disposition of the Eligible Promoted Interest for an amount of cash equal to its Fair Market Value and an amount equal to such Fair Market Value shall be deemed to be Promoted Interest Proceeds hereunder.
“Promote Pool LLC” means MHG Employee Promoted Interest LLC, a to-be-formed Delaware limited liability company, or its successor.

“Qualified Management Agreement” means a hotel management agreement under which the Company or a consolidated subsidiary of the Company is the manager that contains terms that satisfy the requirements set forth in that certain letter delivered by the Company to Grantee concurrently with the execution of this Award, as determined by the Investment Committee in good faith.
“Qualified Termination” has the meaning set forth in Section 4.
“Safe Harbor Requirements” means, with respect to any Eligible Promoted Interest, the following requirements:
(i) The Company or one of its consolidated subsidiaries is manager of the hotel properties owned, directly or indirectly, by the Hotel Investment Entity pursuant to a Qualified Management Agreement;
(ii) The percentage interest acquired by the Company or any of its consolidated subsidiaries in the applicable Hotel Investment Entity does not exceed twenty percent (20%), without taking into account the applicable Promoted Interest;
(iii) The value of the aggregate capital contribution or capital commitment of the Company and its consolidated subsidiaries does not exceed $20 million; and
(iv) The equity investment by the Company and its consolidated subsidiaries must be on no less favorable terms, in any material respect, than the equity investment to the other investors in the Hotel Investment Entity (without taking into account the applicable Promoted Interest) or, if the equity investment by the other investors was made more than one year before the Initial Closing with respect to such Eligible Promoted Interest is anticipated to occur, the equity investment by the Company and its consolidated subsidiaries must be made based on the Fair Market Value of the interests acquired in the Hotel Investment Entity.
The determination by the Investment Committee as to whether a Promoted Interest satisfies the Safe Harbor Requirements shall be made in good faith and shall be conclusive.
“Sale Event” means, with respect to any Eligible Promoted Interest, the earlier of the date on which (x) the applicable Hotel Investment Entity no longer holds a direct or indirect ownership interest in the applicable hotel property or (ii) Promote Pool LLC no longer holds, directly or indirectly, such Eligible Promoted Interest. With respect to an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a Sale Event described in clause (x) above with respect to any such hotel property shall be deemed to occur when the Hotel Investment Entity no longer owns a direct or indirect ownership interest in such hotel property. The independent member of the Investment Committee shall in good faith determine when a Sales Event occurs with respect to any Eligible Promoted Interest.
“Securities Act” means the Securities Act of 1933, as amended.
“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand, as amended or supplemented through such date; provided that, if no such agreement is then in effect, “Service Agreement” shall mean any employment, consulting or similar service agreement most recently in effect (on or after the Effective Date) prior to such date, as amended or supplemented, between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand.

“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
“Target Return” shall be equal to nine percent (9%) per annum, compounded annually.
“Transfer” has the meaning set forth in Section 6.
3. Promoted Interest Bonus Pool Award; Vesting
(a) The Operating Company hereby grants to Grantee this Award consisting of the right, subject to the terms and conditions of this Award Agreement, to be admitted as an Employee Member of Promote Pool LLC and to receive the Participation Percentage of each series of the Employee Units issued by Promote Pool LLC during the Award Period (the “Award Participation”). The Award Participation (A) will be subject to forfeiture as provided in Section 3(c) and in Section 4 and (B) will be subject to vesting as provided below in Section 3(b) and in Section 4. At any time, the Committee may grant additional 2011 Bonus Pool Awards with such Participation Percentages set forth therein as the Committee may determine, in its sole discretion, provided that the total Participation Percentages of all 2011 Bonus Pool Awards (including this Award) outstanding at any time shall not exceed 100%.
(b) The interest of Grantee in each series of Employee Units issued to Grantee during the Award Period shall be eligible for vesting based on a combination of (i) the satisfaction of the vesting conditions relating to the hotel properties applicable to the Eligible Promoted Interest related to such series of Employee Units, as set forth below in this Section 3(b) and (ii) the passage of time (three years or a shorter period in certain circumstances as provided in Section 4) as provided in this Section 3(b). The Grantee’s interest in a series of Employee Units shall become vested in the following amounts, at the following times, and upon the following conditions, provided that the Continuous Service of the Grantee continues through and on the applicable vesting date described below or the accelerated vesting date provided in Section 4 hereof, as applicable:
(i)	one-third of Grantee’s interest in such series of Employee Units shall become vested on the later to occur of —
(A)	the third anniversary of the Effective Date (or any accelerated vesting date provided in Section 4 hereof, if applicable ) and
(B)	the Initial Closing with respect to the applicable Eligible Promoted Interest; and
(ii)	one-third of Grantee’s interest in such series of Employee Units shall become vested on the later of to occur of —
(A)	the third anniversary of the Effective Date (or any accelerated vesting date provided in Section 4 hereof, if applicable ) and

(B)	the Opening with respect to the applicable Eligible Promoted Interest;

provided that, in the case of an Eligible Promoted Interest in Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third divided by (II) the number of such hotel properties shall become vested on the later of to occur of (x) the date specified in paragraph (A) above and (y) the Opening of any such hotel property; and
(iii)	one-third of Grantee’s interest in such series of Employee Units shall become vested on the later of to occur of —
(A)	the third anniversary of the Effective Date and

(B)	the Sale Event with respect to the applicable Eligible Promoted Interest.
provided that, in the case of an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third divided by (II) the number of such hotel properties, shall become vested on the later to occur of (x) the date specified in paragraph (A) above and (y) the Sale Event with respect to any such hotel property; and
provided further that, in the event a Partial Sale Event occurs with respect to an Eligible Promoted Interest, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third multiplied by (II) the percentage of the Fair Market Value of the direct or indirect interest in the applicable Hotel Investment Entity or hotel property that was disposed of in such Partial Sale Event, as determined in good faith by the Investment Committee, shall become vested on the later to occur of (x) the date specified in paragraph (A) above and (y) the Partial Sale Event with respect to any such hotel property; and
provided further that, in the event a Partial Sale Event occurs with respect to a particular hotel property in the case of a Hotel Investment Entity that holds more than one property, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third multiplied by (II) the percentage of the Fair Market Value of the direct or indirect interest in the applicable hotel property that was disposed of in such Partial Sale Event, as determined in good faith by the Investment Committee, divided by (III) the number of such hotel properties owned by such Hotel Investment Entity, shall become vested on the later of to occur of (x) the date specified in paragraph (A) above and (y) the Partial Sale Event with respect to any such hotel property; and
provided further that, in the event a Sale Event occurs with respect to an Eligible Promoted Interest (or with respect to a particular hotel property in the case of a Hotel Investment Entity that holds more than one property) without an Opening having occurred with respect thereto, then such Sale Event shall also be deemed to constitute the Opening with respect to such Eligible Promoted Interest for purpose of Section 3(b)(ii).

(c) Any portion of Grantee’s interest in any series of Employee Units that has not become vested pursuant to Section 3(b) and Grantee’s Award Participation shall, without payment of any consideration by the Company or Promote Pool LLC, automatically and without notice be forfeited and be and become null and void upon the termination of the Continuous Service of Grantee (other than by reason of a Qualified Termination, death or Disability), and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested portion of the Grantee’s Employee Units and in future issuances of Employee Units by Promote Pool LLC.
(d) In the event that a Hotel Investment Entity with respect to which Promote Pool LLC holds an Eligible Promoted Interest receives a new hotel property in exchange for another hotel property, with the result that Promote Pool LLC thereafter holds an Eligible Promoted Interest in such new hotel property, the vesting percentage that applied to the applicable series of Employee Units immediately prior to such exchange shall remain in effect with respect to such series following the exchange.
4. Termination of Grantee’s Continuous Service; Death and Disability
(a) If the Grantee is or was a party to a Service Agreement and his or her Continuous Service terminates, the applicable provisions of this Section 4 shall govern the treatment of the Grantee’s Award Participation, unless the Service Agreement contains provisions that expressly refer to this Section 4(a) and provides that those provisions of the Service Agreement shall instead govern the treatment of the Grantee’s Award Participation upon such termination. The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 4, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout or the lapse of forfeiture restrictions relating to the Grantee’s incentive or other compensation awards in the event of certain types of termination of the Grantee’s Continuous Service with the Company (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not be interpreted as requiring that vesting occur with respect to this Award other than as specifically provided in Section 3(b) and this Section 4.
(b) In the event of termination of the Grantee’s Continuous Service by (A) the Company without Cause, (B) the Grantee for Good Reason, or (C) by reason of the death or Disability of Grantee (each of the events described in (A), (B) and (C), a “Qualified Termination”), then the Award Participation shall terminate with respect to any future issuances of Employee Units and the Award Period shall terminate, each effective upon termination of Grantee’s Continuing Service, but the following provisions of this Section 4(b) shall modify the vesting of each series of Employee Units then held by Grantee:
(i)	the vesting conditions set forth in Sections 3(b)(i)(A) and 3(b)(ii)(A) (but not under Section 3(b)(iii)(A)) shall be deemed to have been satisfied with respect to each series of Employee Units held by Grantee as of the effective date of such Qualified Termination; and

(ii)	the Grantee’s interest in each series of Employee Units then held by Grantee shall vest under Sections 3(b)(i) and 3(b)(ii), to the extent provided in such sections, upon the satisfaction of the vesting conditions set forth in Sections 3(b)(i)(B) and 3(b)(ii)(B), as applicable (to the extent that any such condition shall not previously have been satisfied), as if such Qualified Termination had not occurred.

Upon the occurrence of a Qualified Termination, the unvested portion of Grantee’s interest in each series of Employee Units then held by Grantee that is subject to vesting upon the conditions set forth in Section 3(b)(iii) shall be forfeited, with the consequences set forth in the LLC Agreement.
(c) In the event of a termination of the Grantee’s Continuous Service other than a Qualified Termination, the Award Participation shall terminate with respect to any future issuances of Employee Units and the Award Period shall terminate, each effective upon termination of Grantee’s Continuing Service, and Grantee’s unvested interest in each series of Employee Units then held by Grantee shall be forfeited, with the consequences set forth in the LLC Agreement as described in Exhibit A, and shall no longer be subject to future vesting pursuant to Section 3(b)(i), 3(b)(ii), or 3(b)(iii), without payment of any consideration by the Company or Promote Pool LLC, automatically and without notice, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award Participation or such unvested interest in any series of Employee Units, other than with respect to any interest in any series of Employee Units that may have vested pursuant to Section 3(b)(i), 3(b)(ii), or 3(b)(iii) prior to such termination of Grantee’s Continuous Service.
5. Promote Pool LLC Units
(a) Formation of Promote Pool LLC. Prior to the Initial Closing of the first transaction in which the Company or any entity will receive an Eligible Promoted Interest after the Effective Date, the Company will organize Promote Pool LLC and enter into the LLC Agreement.
(b) Contribution of Eligible Promoted Interests. At the Initial Closing with respect to any Eligible Promoted Interest, Promote Pool LLC (or a wholly owned subsidiary thereof) will become a member or partner in, or acquire a Contractual Right with respect to, the applicable Hotel Investment Entity and, in that capacity, will acquire the Eligible Promoted Interest, or the Operating Company (or a subsidiary thereof) shall contribute the Eligible Promoted Interest to Promote Pool LLC.
(c) Issuance of Employee Units. Concurrently with the Initial Closing with respect to any Eligible Promoted Interest, the Managing Member shall amend the LLC Agreement to create a new series of Bonus Pool Units relating to the Eligible Promoted Interest. The portion of the Bonus Pool Units issued to Employee Members concurrently with the Initial Closing shall, as of such date, represent an aggregate interest in the applicable Eligible Promoted Interest equal to the Designated Participation Percentage with respect to such series of Bonus Pool Units. If the Initial Closing with respect to such Eligible Promoted Interest occurs during the Award Period, Promote Pool LLC shall issue to Grantee, concurrently with such Initial Closing, a percentage of the applicable series of Employee Units equal to the product of (i) his or her Participation Percentage as of such date times (ii) the Designated Participation Percentage with respect to such series of Bonus Pool Units.
(d) Distributions. Following the receipt by Promote Pool LLC or any of its wholly-owned subsidiaries of any Promoted Interest Proceeds, Promote Pool LLC shall distribute such Promoted Interest Proceeds to the Members in accordance with the terms and conditions of the LLC Agreement. The LLC Agreement will include provisions relating to distributions in substantially the form set forth on Exhibit A attached hereto.

6. Restrictions on Transfer
Subject to the next sentence, no portion of the Award Participation granted hereunder shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”). This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, in the event Managing Member elects to sell or otherwise dispose of all or any portion of its interest in any series of interests in Promote Pool LLC to an unaffiliated third party, Managing Member shall ensure that such third party offers to acquire all or the comparable percentage (as the case may be) of the Employee Units in such Series held by each holder of such series of Employee Units, on the same terms and conditions as such unaffiliated third-party is acquiring the interests of the Managing Member, in accordance with such procedures for such offer and purchase as the Managing Member shall reasonably establish for such purpose.
7. Miscellaneous
(a) Amendments. This Agreement may be amended or modified only with the consent of the Company acting through the Committee; provided that any such amendment or modification materially and adversely affecting the rights or obligations of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights or obligations hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.
(b) Committee Determinations. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.
(c) Grantee Representations; Registration.
(i) The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Operating Company or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Operating Company on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Operating Company, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Bonus Pool Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; (G) the Grantee has had an opportunity to ask questions of representatives of the Operating Company and the Company, or persons acting on their behalf, concerning this Award; and (H) the Grantee will provide services to Promote Pool LLC.

(ii) The Grantee hereby acknowledges that: (A) there will be no public market for Bonus Pool Units and neither the Operating Company nor the Company has any obligation or intention to create such a market; (B) transfers sales of Bonus Pool Units are subject to restrictions under the Securities Act and applicable state securities laws, in addition to the restrictions set forth herein and in the LLC Agreement; and (C) because of the restrictions on transfer or assignment of Bonus Pool Units set forth in the LLC Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of any Bonus Pool Units issued as a result of this Award for an indefinite period of time.
(d) Section 83(b) Election. In connection with each separate issuance of Bonus Pool Units under this Award, the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable Bonus Pool Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit Promote Pool LLC to file such election on the Grantee’s behalf) within thirty (30) days after the issuance of the Bonus Pool Units with the IRS Service Center where the Grantee files his or her personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Bonus Pool Units are awarded to the Grantee. So long as the Grantee holds any Bonus Pool Units, the Grantee shall disclose to Promote Pool LLC in writing such information as may be reasonably requested with respect to ownership of Bonus Pool Units as Promote Pool LLC may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to Promote Pool LLC or to comply with requirements of any other appropriate taxing authority.
(e) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
(f) Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of State of New York, without giving effect to the principles of conflict of laws of such State.
(g) No Obligation to Continue Position as an Employee. Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Continuous Service at any time.
(h) Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at 475 Tenth Avenue, New York, New York 10018 and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(i) Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(j) Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(k) Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
(l) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.
(m) Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee the Company, to the extent necessary to exempt it from, or bring it into compliance with Section 409A of the Code.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the date first above written.

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski Name: Richard Szymanski
Title: CFO

GRANTEE

/s/ Michael Gross Name: Michael Gross

IN WITNESS WHEREOF, the undersigned has caused this Award Agreement to be executed as of the date first above written.

MORGANS GROUP LLC

By:	/s/ Richard Szymanski Name: Richard Szymanski
Title:

SCHEDULE A TO 2011 PROMOTED INTEREST BONUS POOL
AWARD AGREEMENT

Date of Award Agreement:	March 20, 2011
Name of Grantee:	Michael Gross
Participation Percentage:	35%
Grant Date:	March 20, 2011
Initials of Company representative: /s/RS Initials of Grantee: /s/MG

EXHIBIT A
CERTAIN PROVISIONS OF THE LLC AGREEMENT
The LLC Agreement will include the following provisions in substantially the form set forth below (capitalized terms shall have the meanings set forth in the Award Agreement to which this Exhibit A is attached, if defined therein, or in Section 8 hereof, and Section numbers shall refer to sections of this Exhibit A, unless otherwise stated ):
1. Distributions.
(a) Promptly following the receipt by Promote Pool LLC or any of its wholly owned subsidiaries of any Promoted Interest Proceeds, including the receipt of any proceeds assigned to Grantee in respect of any Eligible Promoted Interest, Promote Pool LLC shall distribute such Promoted Interest Proceeds (with respect to any distribution, the “Aggregate Proceeds”) to the Members on the following terms and conditions:
(i) If the Employee Unit Distribution Conditions are satisfied as of the date of receipt of such Promoted Interest Proceeds by Promote Pool LLC or any of its wholly owned subsidiaries, an amount equal to the product of (x) the Aggregate Employee Participation Percentage then outstanding in the series of Bonus Pool Units related to the Eligible Promoted Interest with respect to which the Promoted Interest Proceeds were received times (y) the Aggregate Proceeds shall be paid, or set aside for future payment, in accordance with Section 1(b) or 1(c); and
(ii) The remainder of such Aggregate Proceeds shall be paid to the Managing Member.
(b) All amounts referred to in Section 1(a)(i) (with respect to any distribution, the “Employee Member Share”) shall be applied as follows:
(i) An amount equal to the product of (x) each Employee Member’s Vested Participation Percentage at such time in such series of Bonus Pool Units times (y) the Aggregate Proceeds shall be paid to such Employee Member ;and
(ii) The remainder of the Employee Member Share shall be set aside and held by Promote Pool LLC for future payment in accordance with Section 1(c).
(c) All amounts referred to in Section 1(b)(ii) shall be applied as follows:
(i) At such time as any Employee Member’s Vested Participation Percentage in the applicable series of Bonus Pool Units increases after the initial distribution of the applicable Aggregate Proceeds under Section 1(b), an amount equal to (x) the product of (I) such Employee Member’s Vested Participation Percentage (after such increase) in such series of Bonus Pool Units times (II) the Aggregate Proceeds minus (y) the aggregate amount of such Aggregate Proceeds that previously paid to such Employee Member under Section 1(b)(i) or this Section 1(c)(i).

(ii) At such time as any Employee Member’s unvested Bonus Pool Units in the applicable series are forfeited pursuant to Section 4 of such Employee’s Award Agreement, an amount equal to the product of (x) a fraction, the numerator of which is the number of unvested Bonus Pool Units in the applicable series so forfeited and the denominator of which is the aggregate number of outstanding Bonus Pool Units in such series times (y) the applicable Aggregate Proceeds.
2. Management of the LLC. Except as otherwise provided in the LLC Agreement or by law, management of Promote Pool LLC is reserved to and shall be vested solely and exclusively in the Managing Member. The rights and authority of the Managing Member shall include, without limitation, the right and authority, in its sole discretion, to —
(a)	exercise all consent and voting rights with respect to the Eligible Promoted Interests,

(b)	sell, transfer, or otherwise dispose of the interest of Promote Pool LLC in any Eligible Promoted Interest, subject to compliance with the provisions of Section 7 below, and

(c)	issue additional Employee Units to persons granted 2011 Bonus Pool Awards, subject to the proviso at the end of Section 3(a) of the Award Agreements.
3. Amendments. The LLC Agreement, or any term or provision thereof, may be amended, waived, modified or supplemented from time to time by the Managing Member in its sole discretion; provided that any amendment to the provisions relating to the distribution of Promoted Interest Proceeds or the defined terms used therein that would materially adversely affect the rights or obligations of the holders of Employee Units granted hereunder shall require the consent of each Employee Member adversely affected thereby.
4. Transfer of Employee Units. No Employee Member may Transfer all or any part of his or her Employee Units, or any interest therein, directly or indirectly, without the consent of the Managing Member, which consent may be withheld in the Managing Member’s sole discretion. No Transfer of Employee Units, or any interest therein, in violation of this Agreement shall be made or recorded on the books of Promote Pool LLC and any such Transfer shall be null and void, ab initio. An Employee Member shall have no right to grant an assignee of his or her Employee Units, or any interest therein, the right to become a substituted member in Promote Pool LLC. As used herein, “Transfer” means the sale, encumbrance, mortgage, hypothecation, assignment, pledge, exchange or other disposition or transfer (including by operation of law), directly or indirectly, of all or any portion of an Interest. For the avoidance of doubt, any indirect Transfer by an Employee Member or the Company through the transfer or issuance of any equity interest in any entity formed for the purpose of holding Employee Units or Managing Member Units, respectively, or any interest therein, shall constitute a Transfer.
5. Effect of Forfeiture of Unvested Units. At such time as any unvested Employee Units of any Employee Member in any series are forfeited pursuant to Section 4 of the such Employee Member’s award agreement, such unvested Employee Units shall be cancelled and the Manager Percentage Interest shall be increased by a percentage equal to the product of (x) the Unit Percentage Interest with respect to such series in effect immediately prior to such forfeiture times (y) the number of Employee Units in such series that were then forfeited.

6. Issuance of Additional Employee Units. The Managing Member, in its sole discretion, shall be entitled to issue additional Employee Units in any series at any time, which additional Employee Units may be accompanied by a reduction in the Manager Percentage Interest with respect to such series and a corresponding increase in the Aggregate Employee Participation Percentage for such series, or may represent the issuance of additional Employee Units without a change in the Aggregate Employee Participation Percentage, subject to the proviso at the end of [Section 3(a)] of the Award Agreements.
7. Ownership and Control of Eligible Promoted Interests. If the Managing Member elects to Transfer an Eligible Promoted Interest prior to the occurrence of the Sale Event with respect to such Eligible Promoted Interest (or the Sale Events with respect to all hotel properties related to such Eligible Promoted Interest), the vesting conditions set forth in Sections 3(b)(i)(B), 3(b)(ii)(B) and 3(b)(iii)(B) of the Award Agreements with respect to such Eligible Promoted Interest will be deemed to have been satisfied (to the extent that any such condition shall not previously have been satisfied) and the net proceeds received by Promote Pool LLC in connection with such Transfer shall be deemed to constitute Promoted Interest Proceeds, and shall be distributable in accordance with Section 1, subject to satisfaction of the Payment Conditions and subject to satisfaction of the vesting conditions set forth in Sections 3(b)(i)(A), 3(b)(ii)(A) and 3(b)(iii)(A) of the Award Agreements with respect to individual Employee Members (to the extent that such condition shall not previously have been satisfied). Any Transfer of an Eligible Promoted Interest to the Company or a subsidiary of the Company shall be made for an amount of cash equal to its Fair Market Value.
8. Certain Defined Terms. Capitalized terms defined in the Award Agreement to which this Exhibit A is attached shall have the meanings ascribed therein to such terms. The following capitalized terms used in this Exhibit A shall have the meanings set forth below:
(a) “Aggregate Employee Participation Percentage” means, with respect to any series of Bonus Pool Units and as of any date of determination, a percentage equal to (i) one hundred percent (100%) minus (ii) the Manager Percentage Interest with respect to such series then in effect.
(b) “Award Agreement” means, with respect to any Employee Member, the award agreement pursuant to which such Employee Member was granted a 2011 Bonus Pool Award.
(c) “Employee Unit Distribution Conditions” means, as of the date of any receipt by Promote Pool LLC or any of its wholly-owned subsidiaries of any Promoted Interest Proceeds, the following:
(i) the Common Share Return Condition shall be satisfied; and
(ii) the Company or a consolidated subsidiary of the Company continues to manage the applicable hotel property immediately following the applicable event giving rise to the Promoted Interest Proceeds.
(d) “Manager Percentage Interest” means, with respect to any series of Bonus Pool Units and as of any date of determination, a percentage equal to (i) one hundred percent (100%) minus (ii) the Designated Participation Percentage with respect to such series plus (iii) the aggregate increases in the Manager Percentage Interest with respect to such series pursuant to Section 5 minus (iv) the aggregate decreases in the Manager Percentage Interest with respect to such series pursuant to Section 6 in connection with the issuances of additional Employee Units with respect to such series.

(e) “Unit Percentage Interest” means, with respect to a single Employee Unit of any series as of the date of determination, a fraction (expressed as a percentage) equal to (i) the Aggregate Employee Participation Percentage with respect to such series as of such date divided by (ii) the aggregate number of Employee Units in such series then outstanding.
(f) “Vested Participation Percentage” means, with respect to any Employee Member and any series of Bonus Pool Units and as of any date of determination, a fraction, (x) the numerator of which is the aggregate number of Employee Units in such series held by such Employee Member that have vested in accordance with Section 3(b) of such Employee’s Award Agreement and (y) the denominator of which is the aggregate number of Employee Units in such series then outstanding.

EXHIBIT B
ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF
TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B)
OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1. The name, address and taxpayer identification number of the undersigned are:
Name:  _____  (the “Taxpayer”)
Address:  _____
Social Security No./Taxpayer Identification No.:  _____
2. Description of property with respect to which the election is being made:
The election is being made with respect to  _____  Bonus Pool Units (Series [_____]) (the “Bonus Pool Units”) in MHG Employee Promoted Interest LLC (the “Company”).
3. The date on which the Bonus Pool Units were transferred is  _____  , 20_. The taxable year to which this election relates is calendar year 20_.
4. Nature of restrictions to which the Bonus Pool Units are subject:
(a)	With limited exceptions, until the Bonus Pool Units vest, the Taxpayer may not transfer in any manner any portion of the Bonus Pool Units without the consent of the Company.
(b)	The Taxpayer’s Bonus Pool Units (vest in accordance with the vesting provisions described in Annex 1 attached hereto. Unvested Bonus Pool Units are forfeited in accordance with the vesting provisions described in Annex 1 attached hereto.
5. The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Bonus Pool Units with respect to which this election is being made was $  per Bonus Pool Unit .
6. The amount paid by the Taxpayer for the Award LTIP Units was $0 per Bonus Pool Unit.
7. A copy of this statement has been furnished to the Company and Morgans Group LLC.
Dated:                                         , 20_____                    Signature

ANNEX 1
Vesting Provisions of Bonus Pool Units
The Bonus Pool Units are subject to time-based and performance-based vesting with the final vesting percentage equaling the product of the time-based vesting percentage and the performance-based vesting percentage. Performance-based vesting will be from 0% to 100% based on the achievement of certain goals relating to hotel properties in which Morgans Group LLC or a subsidiary acquires an equity interest and becomes the hotel manager. Under the time-based vesting provisions, one hundred percent (100%) of the Bonus Pool Units will vest on the last day of the performance period, provided that the Taxpayer remains an employee of the Company or any of its affiliates through such date, subject to acceleration in the event of certain extraordinary transactions or termination of the Taxpayer’s service relationship with the Company under specified circumstances. Unvested Bonus Pool Units are subject to forfeiture in the event of failure to vest based on the passage of time or the determination of the performance-based percentage. The right to receive any payments with respect to vested Bonus Pool Units depends on a specified Morgan Hotel Group Co.’s (the “Company’s”) per-share total return to shareholders of Morgans Hotel Group Co. for the period from [_____], 2011, to the proposed payment date.

Exhibit e
Release Agreement

RELEASE AGREEMENT
THIS RELEASE AGREEMENT (this “Release”) is entered into as of [_____] (the “Effective Date”), by  _____  (“Executive”) in consideration of severance pay and other benefits (the “Severance Payment”) provided to Executive by Morgans Hotel Group Co., a Delaware corporation (the “Company”), pursuant to Section 4 of the Employment Agreement by and between the Company and Executive (the “Employment Agreement”).
1. Release. Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement or any other Agreement with Executive, or (b) under any restricted stock unit agreement, option agreement or other agreement pertaining to Executive’s equity ownership or other awards, or (c) under any indemnification or similar agreement with Executive, or (d) under this Release.
Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company (other than with respect to those matters described in clauses (a), (b), (c) and (d) above.
Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2. Acknowledgments. Executive is signing this Release knowingly and voluntarily. He acknowledges that:
(a)	He is hereby advised in writing to consult an attorney before signing this Release;
(b)	He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;
(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;
(d)	He has been given at least twenty-one (21) calendar days to consider this Release, or he expressly waives his right to have at least twenty-one (21) days to consider this Release;
(e)	He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payment;
(f)	He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and
(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.
3. No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.
4. Entire Agreement. There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.
5. Execution. It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6. Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.
7. Governing Law. This Release shall be governed by the laws of the State of New York, excluding the choice of law rules thereof.
8. Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
IN WITNESS WHEREOF, the undersigned has duly executed this Release as of the day and year first herein above written.

EXECUTIVE: